 As filed with the Securities and Exchange Commission on September 19, 2001
                                                           Registration No. 333-

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           ________________________

                                   Form S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           ________________________

                             Pure Resources, Inc.
            (Exact name of registrant as specified in its charter)

             Delaware                              1311                                   74-2952918
  (State or other jurisdiction of       (Primary Standard Industrial        (I.R.S. Employer Identification No.)
  incorporation or organization)             Classification No.)

     For Co-Registrants, see "Table of Co-Registrants" on following page.

                                                                                     Jack Hightower
                      500 West Illinois                                             500 West Illinois
                    Midland, Texas 79701                                           Midland, Texas 79701
                       (915) 498-8600                                                 (915) 498-8600
(Address, including zip code, and telephone number, including       (Name, address, including zip code, and telephone
   area code, of registrant's principal executive offices)          number, including area code, of agent for service)

                           ________________________
                                  Copies to:

                                Joe Dannenmaier
                                 Jane E. Rast
                              Wesley P. Williams
                           Thompson & Knight L.L.P.
                        1700 Pacific Avenue, Suite 3300
                              Dallas, Texas 75201

                           ________________________

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                           ________________________

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                            Proposed                Proposed
                                                            maximum                 maximum                Amount of
Title of each class of securities    Amount to be        offering price            aggregate              registration
        to be registered              registered           per share          offering price  (1)           fee  (2)
-------------------------------------------------------------------------------------------------------------------------
7 1/8% Senior Notes due 2011         $350,000,000             100%               $350,000,000                 $87,500
-------------------------------------------------------------------------------------------------------------------------
Guarantees of 7 1/8% Senior
Notes due 2011............                --                   --                $190,816,335(2)                (3)
=========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to rule 457(f) of the rules and regulations under the Securities Act of 1933, as amended.
(2) Calculated pursuant to Rule 457(f) of the rules and regulations under the Securities Act of 1933, as amended.
(3) Pursuant to Rule 457(n) of the rules and regulations under the Securities Act of 1933, no separate fee for the guarantees is payable.

                           ________________________

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

                            TABLE OF CO-REGISTRANTS


     Each of the following subsidiaries of Pure Resources, Inc., and each other subsidiary that is or becomes a guarantor of certain of the securities registered hereby, is hereby deemed to be a Registrant.

===================================================================================================================
                                        Jurisdiction of           Primary Standard
 Exact Name as Specified in Their       Incorporation or             Industrial               I.R.S. Employer
           Charters (1)                   Organization         Classification Number       Identification Number
-------------------------------------------------------------------------------------------------------------------
Titan Exploration, Inc.                     Delaware                    1311                   75-2671582
-------------------------------------------------------------------------------------------------------------------
Pure Resources Holdings, Inc.                Nevada                     1311                   86-0891254
-------------------------------------------------------------------------------------------------------------------
Pure Resources, L.P.                         Texas                      1311                   75-2715696
-------------------------------------------------------------------------------------------------------------------
Pure Resources I, Inc.                      Delaware                    1311                   75-2591874
-------------------------------------------------------------------------------------------------------------------
PK I, L.P.                                  Delaware                    1311                   75-2916760
-------------------------------------------------------------------------------------------------------------------
PK II, L.P.                                 Delaware                    1311                   75-2916761
-------------------------------------------------------------------------------------------------------------------
PK III, L.P.                                Delaware                    1311                   75-2916762
-------------------------------------------------------------------------------------------------------------------
PK IV, L.P.                                 Delaware                    1311                   75-2916763
-------------------------------------------------------------------------------------------------------------------
Pure GP, LLC                                Delaware                    1311                   75-2942174
-------------------------------------------------------------------------------------------------------------------
Pure Resources Holdings, LLC                 Nevada                     1311                   88-0498888
-------------------------------------------------------------------------------------------------------------------
HEP Pure, LP                                Delaware                    1311                   75-2953743
-------------------------------------------------------------------------------------------------------------------
HEC Petroleum, Inc.                         Delaware                    1311                   84-0872297
-------------------------------------------------------------------------------------------------------------------
HEP Pure Acquisition, LLC                   Delaware                    1311                   75-2942732
-------------------------------------------------------------------------------------------------------------------
HEP Partners, L.P.                          Delaware                    1311                   84-0987088
-------------------------------------------------------------------------------------------------------------------
La Plata Associates, LLC                    Colorado                    1311                   84-1347831
-------------------------------------------------------------------------------------------------------------------
HEC La Plata, LLC                           Colorado                    1311                   84-1462406
===================================================================================================================

(1) The address and telephone number of the principal executive offices, and the information regarding agent for service, are the same as those of Pure Resources, Inc., except that for Pure Resources Holdings, Inc. and Pure Resources Holdings, LLC, (A) the principal executive office is Nevada Corporate Management, Inc., 3773 Howard Hughes Parkway, Suite 300 North, Las Vegas, Nevada 89109, telephone number (702) 866-2222 and (B) the agent for service at such address is Richard Klumpp.

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may+ +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these + +securities in any jurisdiction where the offer or sale is not permitted. +
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

           SUBJECT TO COMPLETION, DATED SEPTEMBER 19, 2001

PRELIMINARY PROSPECTUS

                          [PURE RESOURCES, INC. LOGO]

                             Pure Resources, Inc.
                   Offer to Exchange all of Our Outstanding
                       7 1/8% Senior Notes due 2011 for
           7 1/8% Senior Notes due 2011, Which Have Been Registered
                       Under the Securities Act of 1933
                                ______________

  We are offering to exchange all of our outstanding unregistered 7 1/8% senior notes due 2011 for registered 7 1/8% senior notes due 2011. We refer to the registered senior notes as the new notes and the unregistered senior notes as the old notes. We issued the old notes on June 8, 2001. As of the date of this prospectus, an aggregate principal amount of $350 million of old notes is outstanding. Please consider the following:

  . Our offer to exchange the old notes for the new notes expires at 5:00 p.m., New York City time, on ________, 2001, unless we extend the offer.

  . You should carefully review the procedures for tendering the old notes beginning on page 23 of this prospectus. If you do not follow these procedures, we may not exchange your old notes for new notes.

  .  We will not receive any proceeds from the exchange offer.

  . If you do not tender your old notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

  . You may withdraw tendered old notes at any time before the expiration of the exchange offer.

  The terms of the new notes will be substantially identical to the old notes, except for the elimination of some transfer restrictions, registration rights and liquidated damages provisions relating to the old notes. We will pay interest on the new notes on June 15 and December 15 of each year, beginning December 15, 2001, at a rate of 7 1/8% per year. We may redeem some or all of the new notes at any time, at a price described in this prospectus. Some of our wholly owned subsidiaries have guaranteed the new notes on a senior unsecured basis.

  There is currently no public market for the new notes. We do not intend to list the new notes on any securities exchange. Therefore, we do not anticipate that an active public market for the new notes will develop.

  You should read the section entitled "Risk Factors" beginning on page 8 for a discussion of specific factors that you should consider before participating in this exchange offer.

  These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, until , 200 , we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  The date of this prospectus is __________________, 2001.

                               TABLE OF CONTENTS

                                                                          Page
                                                                        --------

FORWARD-LOOKING STATEMENTS............................................     ii

SUMMARY...............................................................      1

RISK FACTORS..........................................................      8

USE OF PROCEEDS.......................................................     16

SELECTED CONSOLIDATED HISTORICAL AND UNAUDITED PRO FORMA COMBINED
     FINANCIAL DATA...................................................     17

SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA RESERVE AND
     PRODUCTION DATA..................................................     19

THE EXCHANGE OFFER....................................................     21

DESCRIPTION OF CERTAIN INDEBTEDNESS...................................     30

DESCRIPTION OF NEW NOTES..............................................     31

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS..............     41

PLAN OF DISTRIBUTION..................................................     45

LEGAL MATTERS.........................................................     46

EXPERTS...............................................................     46

ENGINEERS.............................................................     46

WHERE YOU CAN FIND MORE INFORMATION...................................     46


     This prospectus incorporates important business and financial information about Pure that is not included in or delivered with this prospectus. See "Where You Can Find More Information" for more information regarding these matters.

                          FORWARD-LOOKING STATEMENTS

  This prospectus and the documents incorporated by reference into this prospectus include "forward-looking statements" which are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our management and on the information currently available to them. Among the factors that could cause actual results to differ materially from expectations are:

  . inherent uncertainties in interpreting engineering and reserve or production data;

  . operating hazards, delays or cancellations of drilling operations for a variety of reasons;

  .  competition;

  .  fluctuations and volatility in oil and gas prices;

  . our ability to successfully integrate the business and operations of acquired companies and assets;

  .  government and environmental regulations;

  . increases in our cost of borrowing or inability or unavailability of capital resources to fund capital expenditures, dependence on key personnel, changes in general economic conditions and/or in the markets in which we compete or may, from time to time, compete; and

  . other factors including but not limited to those set forth below in "Risk Factors" and those described in the reports we file with the SEC.

  Statements and calculations concerning oil and gas reserves and their present value also may be deemed to be forward-looking statements in that they reflect the determination, based on estimates and assumptions, that oil and gas reserves may be profitably exploited in the future. When used or referred to in this document, these forward-looking statements may be preceded by, followed by, or otherwise include the words "believes," "expects," "anticipates," "intends," "plans," "estimates," "projects" or similar expressions, or statements that events or conditions "will" or "may" occur.

  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this offering circular might not occur.

                                    SUMMARY

   The following summary contains information about Pure and the offering of the new notes. It does not contain all of the information that may be important to you in making a decision to exchange your old notes. For a more complete understanding of Pure and this exchange offer, we urge you to read this entire prospectus and the documents incorporated by reference into this prospectus, including the "Risk Factors" section. In this prospectus, when we use the term "Pure," "we" or "our," we mean Pure Resources, Inc. and its subsidiaries on a consolidated basis, unless the context requires otherwise.

                                 Pure Resources

   We are an independent energy company engaged in the exploitation,
development, exploration and acquisition of oil and gas properties.   Our common
stock is traded on the New York Stock Exchange under the symbol "PRS." Our most significant core areas of operation are the Permian Basin of West Texas and southeastern New Mexico (69% of total proved reserves at December 31, 2000), the San Juan Basin of New Mexico and Colorado (21% of total proved reserves), the onshore Gulf Coast region (8% of total proved reserves) and the Gulf of Mexico (2% of total proved reserves). We also own over 6 million gross (3.2 million net) acres of fee mineral ownership, primarily across the southern Gulf Coast region of the United States. As of December 31, 2000, on a pro forma basis giving effect to our 2000 acquisitions from International Paper Company and of Hallwood Energy Corporation, we had proved reserves of 247.6 MBOE, with an SEC 10% present value of $4.2 billion. On a pro forma basis, we had an average reserve life of approximately 10.8 years and, of our proved reserves, 64% were natural gas, 81% were classified as proved developed and 81% were operated by us.

   Unocal Corporation, through its wholly owned subsidiary Union Oil Company of California, owns approximately 65.4% of our common stock. In May 2000, Union Oil and Titan Exploration, Inc. merged the Permian Basin business unit of Union Oil and Titan into a new company. The resulting company is Pure Resources, Inc. Titan's executive staff continued in their same capacities with Pure after the combination. Titan, which was formed in March 1995, had historically been involved in oil and gas exploration and production in the Permian Basin of West Texas and southeastern New Mexico, the Brenham Dome area of south central Texas and the Central Gulf Coast region of Texas. The combination of Pure and Union Oil's Permian Basin business unit has been treated as a combination of entities under common control, and the merger of Titan and a subsidiary of Pure has been treated as an acquisition of Titan by Pure. Consequently, the historical financial results and operational data of Pure for periods prior to the merger are those of Union Oil's Permian Basin business unit.

                             Competitive Strengths

   . Low Risk Asset Base. We believe that our asset base has several characteristics that combine to create a low-risk platform for growth. Our proved reserves are long-lived, gas oriented (64% gas) reserves that are predominantly proved developed (80% developed) with multiple pay zones. We operate a majority of our wells, giving us significant control over our cost structure and timing of major expenditures. We believe our efforts to successfully replace reserves at attractive finding costs will be enhanced by an inventory of drilling locations for which our present schedule of drilling exceeds four years. In addition, our position as one of the largest independents in the Permian Basin gives us an excellent strategic position in the consolidation of one of the most prolific producing regions in the continental United States.

   . Long-Lived Reserves. At December 31, 2000, on a pro forma basis, our properties had an estimated average reserve life of 10.8 years. As a result of the long-lived nature of our reserves, management believes that we are better able to sustain our operations during periods of commodity price and interest rate volatility than our competition with shorter reserve lives.

   . Financial Discipline and Strong Capital Structure. We believe that the abilities to take advantage of acquisition opportunities and to obtain low-cost financing can be decisive advantages in our efforts to enhance shareholder value. In keeping with this belief, we believe in a disciplined approach to financial management and in a strong capital structure that preserves our ability to execute our business plan. Key elements of our financial discipline include use of hedges to protect our capital budget, periodic review of our capital budget and exploratory projects, maintenance of leverage levels that are appropriate over the entire industry cycle and pursuit of attractive asset monetization alternatives where appropriate.

   . Successful Growth Record. We have increased our reserves to 1,486 Bcfe as of December 31, 2000, on a pro forma basis, as a result of a series of acquisitions and business combinations and successes in the exploitation, development and exploration of our properties. Our management has demonstrated its ability to identify and evaluate potential acquisitions and growth areas and successfully integrate new properties into our existing portfolio.

   . Substantial Exploitation Opportunities. As of June 30, 2001, we had identified over 900 gross drilling locations, 300 recompletions and 19 tertiary recovery projects on our acreage. The Permian Basin, containing approximately 58% of our SEC 10% present value on a pro forma basis, is characterized by complex geology with numerous known producing horizons and provides significant opportunities to increase reserves, production and ultimate recoveries through development, exploratory and horizontal drilling, recompletions, secondary and tertiary recovery methods and use of 3-D seismic and other advanced technologies.

   . Low Finding and Development Costs. Using our management's experience and expertise in our core operating areas, we have been able to add reserves through the exploitation of acquired properties at finding costs substantially below our per unit acquisition cost. Our average finding and development cost for proved reserves we have acquired, developed or found is approximately $3.60 per BOE both for calendar year 2000 and over the three-year period ending December 31, 2000.

   . Experienced Management. We believe that our personnel provides us with a competitive advantage for exploitation and exploration opportunities in our core areas and in other complex producing basins in North America. Members of our management team have an average of over 25 years experience in the oil and gas industry, including experience in managing operations significantly larger than those operated by us. This experience provides us with a significant and diverse knowledge base upon which to expand our operations.

   . Strategic Support from Strong Parent. Pure is considered a strategic asset by Unocal Corporation, which owns 65.4% of our outstanding common stock through Union Oil and consolidates Pure's financial and reserve information into its own financial statements. Unocal-designated directors, which include members of Unocal's executive management, constitute the majority of our Board of Directors. Pure represents Unocal's primary exposure to the consolidation of the onshore exploration and production sector in the continental United States.

                               Business Strategy

   We seek to increase shareholder value through a strategy based on a returns-focused management orientation, opportunistic management of assets and maintenance of the financial flexibility to efficiently execute our plans. Key elements of our strategy are as follows:

   . Exploitation of Reserve Base. We believe that there are significant development and exploitation opportunities in prolific, multi-pay fields located in our core operating areas, where we have a substantial inventory of drilling locations. We engage in horizontal and infill drilling activities, major workovers, recompletions, secondary and tertiary recovery operations, and other production enhancement techniques in order to increase reserves and production. In 2001, subject to market conditions and drilling and operating results, we expect to spend approximately $83 million of our capital budget for developmental drilling activities and $62 million for possible and probable projects.

   . Identify Acquisition Opportunities. We seek to acquire oil and gas properties or enter into business combinations that provide opportunities for (a) the addition of reserves, production and value through exploitation and development, (b) high exploration potential and (c) the control of operations. Our management team, both before and after Titan's merger with Pure, has completed significant acquisitions, and we believe that other acquisition opportunities exist in our current focus areas and in other North American basins. We have maintained the financial flexibility to pursue additional acquisition opportunities. We aggressively review a substantial number of possible acquisitions each year, applying rigorous evaluation standards to each.

   . Realize Strong Full-Cycle Returns. We manage our assets to achieve strong full-cycle returns by maximizing realizations through focus on reducing overhead and operating cost structure and leveraging our significant inventory of low risk development and exploitation opportunities to add reserves at low finding and development costs. We seek to control our operating costs and drilling opportunities by operating a significant portion of our reserve base (approximately 81% of our reserves on a pro forma basis).

   . Pursue Exploration Activities. We have identified an extensive inventory of exploration opportunities and seek to apply our management's and technical staff's extensive geological, geophysical and drilling expertise to evaluate and develop these exploration projects. As part of our exploration strategy, we attempt to reduce the costs and risks of our exploration activities by, in selected circumstances, applying 3-D seismic technology and drilling wells with multiple pay objectives in known producing areas. For selected projects and under certain circumstances, we sell interests in our exploration prospects to industry partners which combines the regional and technical expertise of all participants. Subject to market conditions and drilling and operating results, we expect to spend approximately $85 million of our 2001 capital budget on exploration opportunities and seismic and leasing activities.

   . Capitalize on Advanced Technology. We seek to complement our management's geological and drilling expertise by capitalizing on the use of advanced technology to identify, explore and exploit projects. We believe that the complex geology of certain areas in which we currently operate, such as the Permian Basin, is characterized by numerous known producing zones and provides opportunities to apply advanced technology to increase reserves, production and ultimate recoveries. Using 3-D seismic, horizontal drilling, secondary and tertiary recovery methods and other sophisticated technologies, we seek to enhance our drilling success, production rates, the size of our average discovery and our total economic returns.

                        ______________________________


   Pure is incorporated under the laws of Delaware. Our executive offices are located at 500 West Illinois, Midland, Texas 79701, and our telephone number is
(915) 498-8600.

                              The Exchange Offer

   Following is a summary of the principal terms of our exchange offer. A more detailed description is contained in this prospectus under the heading "The Exchange Offer" beginning on page 21.

The exchange offer........................      We are offering to exchange $1,000 principal amount of our 7 1/8% Senior
                                                Notes due 2011, which have been registered under the Securities Act, for each $1,000 principal amount of our outstanding unregistered 7 1/8% Senior
                                                Notes due 2011.  As of the date of this prospectus, $350 million in aggregate principal amount of the old notes are outstanding.

                                                We have registered the new notes under the Securities Act and they are substantially identical to the old notes, except for the elimination of some transfer restrictions, registration rights and liquidated damages provisions relating to the old notes.

Resale of the new notes...................      We believe that the new notes issued to you pursuant to the exchange offer may be offered for sale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the
                                                Securities Act, if you:

                                                .  are acquiring the new notes in the ordinary course of your business;

                                                .  are not engaging in, and do not intend to engage in, a distribution of the new notes;

                                                .  do not have an arrangement or understanding with any person to participate in a distribution of the new notes;

                                                .  are not an "affiliate" of ours within the meaning of Rule 405 under the
                                                   Securities Act; and

                                                .  are not a broker-dealer that acquired the old notes directly from us.

                                                If any of these conditions is not satisfied and you transfer any new notes without delivering a proper prospectus or without qualifying for an exemption from registration, you may incur liability under the Securities
                                                Act.  In addition, if you are a broker-dealer seeking to receive new notes for your own account in exchange for old notes that you acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any offer to resell, or any resale or other transfer of the new notes that you receive in the exchange offer.  See "Plan of Distribution."

Expiration date...........................      The exchange offer will expire at 5:00 p.m., New York City time, on
                                                ______ ___, 2001, unless we extend the exchange offer.

Withdrawal rights.........................      You may withdraw the tender of your old notes at any time prior to the expiration date of the exchange offer.  We will return to you any of your old notes that we do not accept for exchange for any reason without expense to you promptly after the exchange offer expires or terminates.

Accrued interest on the new notes and
   the old notes..........................      Interest on the new notes will accrue from the last interest payment date on which interest was paid on the old notes or, if no interest was paid on the old notes, from the date of issuance of the old notes, which was June
                                                8, 2001.  Holders whose old notes are accepted for exchange will be deemed to have waived the right to receive any interest on the old notes.

Conditions to the exchange offer..........      The exchange offer is subject to customary conditions that may be waived by us; however, the exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.  We currently anticipate that each of the conditions will be satisfied and that we will not need to waive any conditions.  We reserve the right to terminate or amend the exchange offer at any time before the expiration date.  For additional information, see "The Exchange Offer -- Conditions."

Procedures for tendering the old notes....      If you are a holder of old notes who wishes to accept the exchange offer:

                                                .  complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your old notes, to the exchange agent at the address set forth under "The Exchange Offer -- Exchange Agent;" or

                                                .  arrange for The Depository Trust Company to transmit certain required information, including an agent's message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, to the exchange agent in connection with a book-entry transfer.

                                                By tendering you old notes in either manner, you will be representing, among other things, that:

                                                .  the new notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;

                                                .  you are not currently participating in, do not intend to participate in, and have no arrangement or understanding with any person to participate in, the distribution of the new notes issued to you in the exchange offer;

                                                .  you are not an "affiliate" of ours, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act;
                                                   and

                                                .  you are not a broker-dealer tendering old notes acquired directly from us.

Special procedures for beneficial
  owners..................................      If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender your old notes on your behalf.
                                                If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder.  The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed delivery procedures............      If you wish to tender your old notes and cannot cause the old notes, the letter of transmittal or any other required documents to be transmitted to, and received by, the exchange agent prior to the expiration of the exchange offer, you may tender your old notes according to the guaranteed delivery procedures described in this prospectus under the heading "The
                                                Exchange Offer -- Guaranteed Delivery Procedures.

Acceptance of the old notes and delivery
 of the new notes.........................      Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all old notes that are properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date.  The new notes will be delivered promptly following the expiration date.  For additional information, see "The Exchange Offer --
                                                Terms of the Exchange Offer."

Federal income tax consequences...........      The exchange of old notes for new notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes.  See "Material
                                                United States Income Tax Consequences."

Use of proceeds...........................      We will not receive any proceeds from the issuance of the new notes.  We will pay for all expenses incident to the exchange offer.

Consequences of failing to exchange
   your old notes.........................      The exchange offer satisfies our obligations and your rights under the registration rights agreement.  Except in limited circumstances, after the exchange offer is completed, you will not be entitled to any registration rights with respect to your old notes unless:

                                                .  you comply with the registration and prospectus delivery requirements of the Securities Act of 1933; or

                                                .  you qualify for an exemption from the Securities Act of 1933 registration requirements.

Exchange agent............................      First Union National Bank is serving as the exchange agent.

                                 The New Notes

   The form and terms of the respective new notes will be identical in all material respects to the form and terms of the old notes, except that the new notes will not bear legends restricting their transfer and will not have any of the registration and related liquidated damages rights of the old notes under the registration rights agreement, which rights will terminate upon consummation of the exchange offer. The new notes will evidence the same indebtedness as the old notes which they replace and will be issued under, and be entitled to the benefits of, the indenture dated as of June 8, 2001. For a more complete description of the terms of the new notes, see "Description of New Notes."

Issuer....................................      Pure Resources, Inc.

Notes offered.............................      $350,000,000 aggregate principal amount of 7 1/8% Senior Notes due 2011.

Maturity date.............................      June 15, 2011.

Interest payment fates....................      Every June 15 and December 15 beginning December 15, 2001.  Interest on the new notes will accrue from the last interest payment date on which interest was paid on the old notes or, if no interest was paid on the old notes, from the date of issuance of the old notes, which was June 8, 2001.

Ranking...................................      The new notes will rank:

                                                .  equally with our existing and future senior indebtedness;
                                                .  junior to any of our future secured indebtedness; and
                                                .  senior to any of our future subordinated indebtedness.

Guarantees................................      Our obligations under the new notes will be unconditionally guaranteed by certain of our subsidiaries so that the new notes will not be structurally subordinated to our obligations under our senior credit facilities or any other of our funded indebtedness that is guaranteed, from time to time, by such subsidiaries.  A subsidiary guarantee of the new notes may be released if, but only so long as, none of our other funded indebtedness is guaranteed by such subsidiary.

Optional redemption.......................      We may redeem the new notes at any time at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

Use of proceeds...........................      We will not receive any cash proceeds from the exchange offer.  For a description of the use of proceeds from the offering of the old notes, see
                                                "Use of Proceeds."

Absence of a public market for the new
 notes....................................      The new notes are new securities.  There has been no public market for the old notes, and we do not anticipate that an active market for the new notes will develop.  The new notes will not be listed on any securities exchange or included in any automated quotation system.  As a result, we cannot assure you that any active or liquid market will develop for the new notes.  See "Plan of Distribution."

                                 RISK FACTORS

   In addition to the other information contained in or incorporated by reference into this prospectus, you should carefully consider the following risk factors before deciding whether to participate in the exchange offer.

Risks Related to the Exchange Offer and the New Notes

  You may be adversely affected if you do not exchange your old notes.

   If you do not exchange your old notes for new notes pursuant to the exchange offer, you will continue to be subject to the transfer restrictions on your old notes. Except in limited circumstances, you will have no further registrations rights. The transfer restrictions on your old notes arise because we issued the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act of 1933 and applicable state securities laws, or offered and sold pursuant to an exemption from those requirements. We do not intend to register the old notes under the Securities Act of 1933. In addition, if you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities. In those circumstances, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction. To the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes would be adversely affected. See "The Exchange Offer -
- Consequences of Failing to Exchange Old Notes."

  You must tender the old notes in accordance with proper procedures in order to ensure the exchange will occur.

   We will only exchange old notes for new notes if you follow the proper procedures, as detailed in this prospectus. We will issue the new notes in exchange for the old notes if the exchange agent receives the old notes or a book-entry confirmation, a properly completed and executed transmittal letter, or an agent's message, and all other required documentation in a timely manner. If you want to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give you notification of defects or irregularities with respect to tenders of old notes for exchange. In addition, if you are an affiliate of ours or you tender the old notes in the exchange offer in order to participate in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction. For additional information, please refer to the sections entitled "The Exchange Offer" and "Plan of Distribution."

  We may not be able to generate a sufficient amount of cash flow to meet our debt service obligations.

   Our ability to make payments on and to refinance our indebtedness, including the new notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

   We cannot assure you that we will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the new notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the new notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the new notes, on commercially reasonable terms or at all.

  Following this exchange offer, we could incur a substantial amount of debt, which could materially adversely affect our financial condition, results of operations and business prospects and prevent us from fulfilling our obligations under the new notes.

   We had $535.1 million of indebtedness outstanding at June 30, 2001. However, we will be permitted under our senior credit facilities and the indenture governing the new notes to incur additional debt, subject to certain limitations. If we incur additional debt following this offering, our increased leverage could, for example:

   . make it more difficult for us to satisfy our obligations under the new notes or other indebtedness and, if we fail to comply with the requirements of the other indebtedness, could result in an event of default on the new notes or such other indebtedness;

   . require us to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

   . limit our ability to obtain additional financing in the future for working capital, capital expenditures and other general corporate activities;

   . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

   . detract from our ability to successfully withstand a downturn in our business or the economy generally; and

   .  place us at a competitive disadvantage against less leveraged competitors.

   Our senior credit facilities consist of (a) a $250 million five-year revolving credit facility and a $250 million 364-day revolving credit facility, each with current commitments of $235 million; and (b) a $10 million working capital credit facility. In September 2001, the 364-day revolving facility will be converted to a term loan whose outstanding amounts are due and payable in full in September 2002. We intend to renegotiate or replace the 364-day revolving facility prior to September 2002. As of June 30, 2001, we had outstanding borrowings of $167.8 million under the five-year revolving facility, $20.0 million under the 364-day revolving facility and no borrowing under the working capital facility.

  We are dependent upon cash from our subsidiaries to meet our debt service obligations.

   We conduct a significant portion of our operations through our subsidiaries. Our ability to meet our debt service obligations will be dependent on receipt of cash from our direct and indirect subsidiaries. Pure has one or more material subsidiaries that are not guarantors, and such non-guarantor subsidiaries do not have obligations with respect to the new notes although they generate a significant portion of Pure's operating income and cash flow. A subsidiary guarantee may also be released if, and for so long as, no other financial indebtedness of Pure is guaranteed by such subsidiary. Future borrowings by our non-guarantor subsidiaries may contain restrictions or prohibitions on the payment of dividends by such subsidiaries to us. In addition, under applicable state law, our subsidiaries may be limited in amounts that they are permitted to pay as dividends to us on their capital stock.

  Not all of our subsidiaries are guarantors and assets of non-guarantor subsidiaries may not be available to make payments on the new notes.

   Our existing and future subsidiaries that do not guarantee any of our other funded indebtedness will also not guarantee the new notes. Only we and the subsidiary guarantors must make payments on the new notes. As a result, no payments are required to be made from assets of subsidiaries that do not guarantee the new notes unless these subsidiaries transfer those assets, by dividend or otherwise, to us or a subsidiary guarantor. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their debt, including their trade creditors, will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

  Our subsidiary guarantees may be released in the future if certain events occur.

   Each subsidiary guarantor that is released from its obligations under our other funded indebtedness will also be released as a guarantor under the new notes. Upon such release, the new notes will effectively rank junior to all liabilities of that subsidiary, whether or not those liabilities are secured or unsecured.

  Although we refer to your notes as senior notes, and the subsidiary guarantees are senior obligations of our subsidiaries, each will be effectively subordinated to our secured debt and any secured liabilities of our subsidiaries.

   The new notes will effectively rank junior to any of our secured debt or any secured debt of our subsidiaries, to the extent of the assets securing that debt. In the event of bankruptcy, liquidation, reorganization or other winding up of Pure, our assets that secure secured debt will be available to pay obligations on the new notes only after that secured debt has been repaid in full from these assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the new notes then outstanding. The guarantees will similarly effectively rank junior to any secured debt of the applicable subsidiary, to the extent of the assets securing that debt.

  Fraudulent conveyance laws may limit the enforceability of the guarantees.

   Various fraudulent conveyance laws enacted for the protection of creditors may apply to the issuance of the guarantees. To the extent that a court were to find that:


        (1) a guarantee was incurred by a guarantor with intent to hinder, delay or defraud any present or future credit of such guarantor or such guarantor contemplated insolvency with a design to prefer one or more of its creditors to the exclusion in whole or in part of others, or

        (2) a guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee and such guarantor (a) was insolvent, (b) was rendered insolvent by reason of the issuance of the guarantee, (c) was engaged or about to engage in a business or transaction for which the remaining assets of such guarantor constituted unreasonably small capital, to carry on its business or (d) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, the court could avoid or subordinate such guarantee in favor of other creditors of such guarantor. Among other things, a legal challenge of any guarantee may focus on the benefits, if any, realized by the guarantor as a result of Pure's issuance of the new notes. The guarantees contain a savings clause, which generally will limit the obligation of any guarantor under its guarantee to the maximum amount as will, after giving effect to all of the liabilities of the guarantor, result in its obligation not constituting a fraudulent conveyance.
To the extent a guarantee was avoided or limited as a fraudulent conveyance or held unenforceable for any other reason, holders of the new notes would cease to have any claim against the guarantor and would be creditors solely of Pure and the other guarantors. In that event, the claims of holders of the new notes against such guarantor would be subject to the prior payment of all liabilities (including trade payables) of such guarantor. We cannot assure you that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the new notes relating to any avoided portion of any guarantee.

   The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any such proceeding. Generally, however, a guarantor may be considered insolvent if the sum of its debts, including contingent liabilities, is greater than the fair market value of all of its assets. Based upon financial and other information, including the terms of the guarantees, we believe that the guarantors are solvent and will continue to be solvent after issuing the guarantees, will have sufficient capital for carrying on their business after such issuance and will be able to pay their debts as they mature. We cannot assure you, however, that a court passing on such standards would agree with such beliefs.

  In the event of our bankruptcy or liquidation, holders of the new notes will be paid from any assets remaining after payments to any holders of debt of certain of our subsidiaries.

   The new notes will be effectively subordinated to the liabilities of our subsidiaries that are not guarantors, which may in the future include all of our subsidiaries. If we are declared bankrupt or insolvent, or are liquidated, the holders of any debt of our non-guarantor subsidiaries will be entitled to be paid from our assets before any payment may be made with respect to the new notes. If any of the foregoing events occur, we cannot assure you that we will have sufficient assets to pay amounts due on the debt of our non-guarantor subsidiaries and the new notes.

  Your ability to transfer the new notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the new notes.

     The notes are a new issue of securities for which there is no established public market. The initial purchasers have informed us that they intend to make a market in the new notes, as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in the new notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the new notes will develop or, if developed, that it will continue. If a market for the notes does not develop, you may be unable to resell the new notes for an extended period of time, if at all. Moreover, even if a market for the new notes does develop, the new notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar new notes, our performance and other factors.

Risks Related to Our Business

  We are controlled by Union Oil.

     Union Oil, a wholly-owned subsidiary of Unocal Corporation, owns approximately 65.4% of the outstanding Pure common stock and is not prohibited from acquiring more. By virtue of its stock ownership, Union Oil has the power to control the direction and policies of Pure, the election of a majority of its directors and the outcome of any matter requiring stockholder approval, including adopting amendments to Pure's certificate of incorporation and approving mergers or sales of all or substantially all of Pure's assets. In addition, Pure has entered into agreements that enable Union Oil to maintain its position of control. These include:

     . A non-dilution agreement, which provides that if Pure issues additional shares of common stock Union Oil will have preemptive rights to acquire additional securities to maintain its percentage ownership of Pure, up to 65.4%. This agreement could make it more difficult for Pure to raise funds through future offerings of capital stock or to close acquisitions using equity for payment. Union Oil will be the only Pure stockholder with preemptive rights.

     . A stockholders voting agreement which provides that Union Oil and Jack Hightower (Pure's Chairman of the Board, President and Chief Executive Officer) will vote their shares of Pure to cause two persons designated by Mr. Hightower, up to five designees of Union Oil and an additional director agreed upon by Union Oil to be elected to Pure's board of directors. This agreement gives Union Oil the power to control the election of a majority of the directors even if it owns as little as 35% of Pure's common stock.

  We have agreed to limit our business activities.

     In order to minimize conflicts of interest between Union Oil and Pure and to permit Union Oil to continue to conduct its business without undue risk of liability, the parties entered into a business opportunities agreement in which Pure agreed that it has no interest or expectancy in business opportunities developed by Union Oil in accordance with standards set forth in the business opportunities agreement. Pure also agreed that, without the consent of Union Oil, it will not conduct any business other than the oil and gas exploration, development and production business and will not pursue any new business opportunities that are outside of certain geographic areas. As a result of the business opportunities agreement, as affected by limited waivers that Pure has obtained from Union Oil, Pure is contractually prohibited from conducting business outside of the continental United States and designated areas in the offshore Gulf Coast region of the United States, which designated areas relate to the programs and partnerships Pure acquired in the International Paper transaction. Further, unless conducted through one of such programs or partnerships, Pure is prohibited from conducting business in the designated offshore areas if the opportunity relates to a prospect with gross unrisked reserve target potential of less than 20 Bcf. The restrictions on our ability to expand, develop and explore certain offshore assets related to those acquired from International Paper may limit our ability to realize fully the value of certain of the acquired assets. Because of Pure's geographic concentration, any regional events that increase costs, reduce availability of equipment or supplies, reduce demand or limit production may impact Pure more than if its operations were more geographically diversified. The business opportunities agreement does not affirmatively restrict Union Oil's business activities, including within the designated areas.

  Potential conflicts of interest between Pure and Union Oil may arise.

     Conflicts of interest may arise between Pure and Union Oil. The interests of Union Oil under contractual arrangements between Pure and Union Oil entered into in connection with the Titan merger, such as a registration rights agreement, a non-dilution agreement and the parties' agreements to indemnify each other with respect to specified matters, will conflict with the interests of Pure. Other conflicts may arise in the future if Union Oil and Pure enter into additional contractual arrangements, which could include agreements relating to marketing of production, financing, insurance or other matters. Because Union Oil is free to engage in activities that may be competitive with Pure, conflicts of interest may arise in acquisitions of oil and gas properties or companies or other transactions that Union Oil may pursue.

  Rights granted to Pure officers may result in charges to our earnings and may increase our leverage.

     Mr. Hightower's employment agreement and Pure officer severance agreements entitle the covered officers to require Pure to purchase his or her Pure common stock at a price that may be in excess of market value if specified events occur. On June 30, 2001, when the trading price of Pure common stock was $18.00 per share, the "per share net asset value" of Pure, calculated in accordance with the agreements, was estimated at approximately $28.90, and the covered shares of Pure common stock on that date (including shares underlying options) totaled 6.6 million. The amortization amounts and potential effect on our leverage may change quarterly based on relative changes in the net asset value and market value of Pure shares.

  Contingent obligations of Pure may increase our leverage.

     Under the terms of a partnership agreement with affiliates of International Paper, Pure would be required to make contingent payments to its other partners in the partnership if Pure causes the partnership, prior to January 2008, to dispose of assets, as defined in the partnership agreement, with a fair market value in excess of $25 million. Pure's maximum contingent payment at June 30, 2001 is approximately $75 million. Pure, at the present, does not believe it is probable it will incur any of the contingent payment. To the extent Pure incurred all or some of the contingent payment, it would reflect the contingent payment as additional basis in its oil and gas properties.

  A suit has been filed in Louisiana against our subsidiary.

     Hallwood Petroleum, Inc. has been named as a defendant in a suit styled Lamson Petroleum v. Hallwood Petroleum, Inc. et al., which was filed May 17, 2001 in the 15th Judicial District Court, Lafayette Parish, Louisiana. Lamson Petroleum seeks proceeds from the sale of gas and condensate produced and sold from units on 200 acres of land in the parish and a declaratory judgment recognizing its interest in production from the units. We are unable at this time to assess the likelihood of an unfavorable outcome. We believe the suit is without merit and shall vigorously defend against it. In our opinion, the ultimate disposition of this lawsuit, in the event of an unfavorable outcome, should not have a material adverse effect on the Company's financial position or liquidity, but could adversely affect results of operations in a given reporting period.

  Our rapid growth has placed significant demands upon our resources.

     Our brief operating history has been characterized by rapid growth that places significant demands on our financial, operational and administrative resources. Any future growth of our oil and gas reserves, production and operations would place significant further demands on our financial, operational and administrative resources. Our future performance and profitability will depend in part on our ability to successfully integrate the administrative and financial functions of acquired properties and companies into our operations, to hire additional personnel and to implement necessary enhancements to our management systems.

  You should not place undue reliance on our reserve data because numerous uncertainties are inherent in the estimation of the reserve data.

     Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flow necessarily depend upon a number of variable factors and assumptions, including the following:

     . historical production from the area compared with production from other producing areas;

     .   the assumed effects of regulations by governmental agencies;

     .   assumptions concerning future oil and gas prices; and

     . assumptions concerning future operating costs, severance, ad valorem and excise taxes, development costs and workover and remedial costs.

     Because all reserve estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating reserves:

     .   the quantities of oil and gas that are ultimately recovered;

     .   the production and operating costs incurred;

     .   the amount and timing of future development expenditures; and

     .   future oil and gas sales prices.

     Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. Our actual production, revenues and expenditures with respect to reserves will likely be different from estimates and the difference may be material.

     The discounted future net cash flows in this document should not be considered as the current market value of the estimated oil and gas reserves attributable to our properties. As required by the SEC, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as:

     .   the amount and timing of actual production;

     .   supply and demand of oil and gas;

     .   increases or decreases in consumption; and

     .   changes in governmental regulations or taxation.

     In addition, the SEC 10% discount factor, which is required by the SEC to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with Pure or the oil and gas industry in general.

     Maintaining reserves and revenues in the future depends on successful exploration and development.

     Our future success will depend upon our ability to find or acquire additional oil and gas reserves that are economically recoverable. Unless we successfully explore or develop properties containing proved reserves, our proved reserves will generally decline as a result of continued production. The decline rate varies depending upon reservoir characteristics and other factors. Our oil and gas reserves and production, and, therefore, cash flow and income, will depend greatly upon our success in exploiting our current reserves and acquiring or finding additional reserves.

     Our exploration and development activities are subject to significant risks.

     The nature of the oil and gas business involves operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks. Any of these operating hazards could result in substantial losses to us.

     In addition, we may be liable for environmental damages caused by previous owners of property purchased by Pure or its predecessors. As a result, substantial liabilities to third parties or governmental entities may be incurred. The payment of these amounts could reduce or eliminate the funds available for exploration, development or acquisitions. These reductions in funds could result in a loss of our properties.

     Offshore operations are also subject to a variety of operating risks peculiar to the marine environment, such as capsizing, collisions or damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities.

     We cannot assure you that the new wells we drill will be productive or that we will recover all or any portion of our investment in wells drilled. Drilling for oil and gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce net reserves to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. Numerous factors, many of which are beyond our control, including economic conditions, mechanical problems, title problems, weather conditions, compliance with governmental requirements and shortages and delays in the delivery of equipment and services may curtail, delay or cancel our drilling operations.

     In accordance with customary industry practices, we maintain insurance against some, but not all, of such risks and losses. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our financial position and results of operations.

     Our use of enhanced oil recovery techniques involves certain risks, especially the use of water flooding and CO\\2\\ flooding techniques. Part of our inventory of development prospects includes enhanced recovery projects. Enhanced recovery techniques involve significant capital expenditures and uncertainty as to the total amount of recoverable secondary reserves. In such operations, there is generally a delay between the initiation of water or CO\\2\\ injection into a formation containing hydrocarbons and any resulting increase in production. The operating cost per unit of production of enhanced recovery projects is generally higher during the initial phases of such projects due to the purchase of injection water or CO\\2\\ and related costs, as well as during the later stages of the life of the project as production declines. The degree of success, if any, of any enhanced recovery program depends on a large number of factors, including the porosity of the formation, the technique used and the location of injector wells.

     We cannot assure you that our planned development and exploration projects and acquisition activities will result in significant additional reserves or that we will have success drilling productive wells at low finding and development costs. Furthermore, while our revenues may increase if prevailing oil and gas prices increase significantly, our finding costs for additional reserves could also increase.

  We face the risk of volatility of oil and gas prices.

     Our revenues, operating results and future rate of growth depend upon the prices we receive for our oil and gas. Historically, the markets for oil and gas have been volatile and may continue to be volatile in the future. Various factors that are beyond our control will affect prices of oil and gas, such as:

     .   the worldwide and domestic supplies of oil and gas;

     . the ability of the members of the Organization of Petroleum Exporting Countries ("OPEC") to agree to and maintain oil price and production controls;

     .   political instability or armed conflict in oil-producing regions;

     .   the price and level of foreign imports;

     .   the level of consumer demand;

     .   the price and availability of alternative fuels;

     .   the availability of pipeline capacity;

     .   weather conditions;

     .   domestic and foreign governmental regulations and taxes;  and

     .   the overall economic environment.

     We are unable to predict the long-term effects of these and other conditions on the prices of oil and gas. Lower oil and gas prices may reduce the amount of oil and gas we will be able to produce economically, which may adversely affect our revenues and operating income. Lower oil and gas prices may also require a reduction in the carrying value of our oil and gas properties. Currently, we anticipate making substantially all of our sales of oil and gas in the spot market or under contracts based on spot market prices and not under long-term fixed price contracts.

  Our hedging activities may not adequately offset risks we face.

     Our use of hedging contracts to reduce our sensitivity to oil and gas price volatility is subject to a number of risks. If we do not produce reserves at the rates we estimate due to inaccuracies in the reserve estimation process, operational difficulties or regulatory limitations, we would be required to satisfy obligations we may have under fixed price sales and hedging contracts on potentially unfavorable terms without the ability to hedge that risk through sales of comparable quantities of our own production. The terms under which we will enter into fixed price sales and hedging contracts will be based on assumptions and estimates of numerous factors, including transportation costs to delivery points. Substantial variations between the assumptions and estimates we will use and actual results we will experience could adversely affect our anticipated profit margins and our ability to manage the risks associated with fluctuations in oil and gas prices. Additionally, fixed price sales and hedging contracts limit the benefits we will realize if actual prices rise above the contract prices. Hedging contracts are also subject to the risk that the counterparty may not be able or willing to perform its obligations.

  Our acquisition strategy involves a degree of risk.

     Our strategic plan includes the acquisition of additional reserves, including through business combination transactions. We may not be able to consummate future acquisitions on favorable terms. Additionally, acquisitions may not achieve favorable financial results.

     Acquisitions may require substantial financial expenditures that will need to be financed through cash flow from operations or future debt and equity offerings by Pure. We may not be able to acquire companies or oil and gas properties using our equity as currency. In the case of cash acquisitions, we may not be able to generate sufficient cash flow from operations or obtain debt or equity financing sufficient to fund future acquisitions or reserves.

     Although our management will review and analyze the properties that we will acquire, such reviews are subject to uncertainties. The acquisition of producing properties will involve an assessment of several factors, including recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond our control. These assessments are necessarily inexact, and it is generally not possible to review in detail every individual property involved in an acquisition. However, even a detailed review of all properties may not reveal all existing structural and environmental problems. We will generally assume preclosing liabilities, including environmental liabilities, and will generally acquire interests in oil and gas properties on an "as is" basis. In addition, volatile oil and gas prices will make it difficult for us to accurately estimate the value of producing properties for acquisition and may cause disruption in the market for oil and gas producing properties. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploration projects. We will not be able to assure you that our acquisitions will achieve desired profitability objectives.

  Our business requires substantial capital expenditures.

     We make substantial capital expenditures for the exploration, development, acquisition and production of oil and gas reserves. We intend to finance these capital expenditures primarily with funds provided by operations, the incurrence of debt, the issuance of equity and the sale of non-core assets. If revenues decrease as a result of lower oil or gas prices or for other reasons, we may not be able to expend the capital necessary to replace our reserves or to maintain production levels, resulting in a decrease in production over time. If our cash flow from operations and availability under our credit facilities are not sufficient to satisfy our capital expenditure requirements, we may not be able to obtain additional debt or equity financing to meet these requirements.

  We may not be able to market our production.

     The marketability of our production depends, in part, upon the availability and capacity of natural gas gathering systems, pipelines and processing facilities. Most of our natural gas is delivered through gas gathering systems
and gas pipelines that we do not own.   Our ability to produce and market our
oil and gas is subject to several factors, including federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions.

  We are subject to extensive government regulations.

     Our business is subject to federal, state and local laws and regulations relating to the oil and gas industry as well as regulations relating to safety matters. Although we believe we are in substantial compliance with all applicable laws and regulations, the requirements imposed by such laws and regulations change frequently, and these laws and regulations are subject to interpretation. Consequently, we cannot predict the ultimate cost of compliance with these requirements or their effect on our operations. We may have to expend a significant amount of resources to comply with government laws and regulations.

  We are subject to substantial environmental regulations.

     Our operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. The implementation of new or modified laws or regulations could have a material adverse effect on our business or our financial condition. The discharge of oil, gas or other pollutants into the air, soil or water may lead to significant liability to the government and third parties and may require us to incur substantial costs. Moreover, we have agreed to indemnify sellers of producing properties purchased in each of our substantial acquisitions against environmental claims associated with these properties. Furthermore, material indemnity claims may arise against us.

  The competition in our industry is intense, some of our competitors have significantly greater resources than we, and this competition may adversely affect our operations.

     We operate in the highly competitive areas of oil and gas exploration, development, acquisition and production with other companies, many of which have substantially larger financial resources, staffs and facilities. In seeking to acquire desirable producing properties or new leases for future exploration and in marketing our oil and gas production, we face intense competition from both major and independent oil and gas companies. Many of these competitors have financial and other resources substantially in excess of those that will be available to us. This highly competitive environment could have a material adverse effect on us.

                                USE OF PROCEEDS

     We intend the exchange offer to satisfy our obligations under the registration rights agreement that we entered into in connection with the offering of the old notes. We will not receive any cash proceeds from the issuance of the new notes pursuant to the exchange offer. Old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the new notes will not result in any increase or decrease in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

     The net proceeds from the issuance and sale of the old notes was approximately $344 million. We used all of the net proceeds of the sale of the old notes (a) to repay all outstanding indebtedness under our interim credit facility and (b) to reduce outstanding indebtedness under our revolving credit facilities.

                       SELECTED CONSOLIDATED HISTORICAL
                AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following table presents selected historical consolidated and unaudited pro forma combined financial data for Pure for the periods indicated. The unaudited pro forma combined financial data is derived from the unaudited pro forma combined financial information incorporated by reference into this prospectus. The unaudited pro forma combined financial statements give effect to
(i) the merger of Titan Exploration, Inc. with a subsidiary of Pure, (ii) the acquisition of oil and gas properties, fee mineral and royalty interests from International Paper Company and affiliates and certain general and limited partnership interests and (iii) the merger of our acquisition subsidiary with Hallwood Energy Corporation; in each case as if they had occurred on January 1, 2000 with respect to operating and other data.

     You should read this historical and pro forma information together with the consolidated financial statements and related notes of Pure in the annual reports and other information that Pure has filed with the SEC and incorporated by reference.

                                                       Year Ended December 31,                         Six months Ended June 30,
                                    --------------------------------------------------------------- -------------------------------
                                                         Historical                      Pro Forma      Historical       Pro Forma
                                    --------------------------------------------------- ----------- ------------------- -----------
                                                           (dollars in thousands, except ratios)
                                      1996(a)     1997      1998      1999     2000 (b)    2000      2000     2001 (c)   2001
                                    ----------  --------  --------  --------  ---------  --------  --------  --------- --------
Consolidated Statement of
    Operations
Revenues:
   Oil sales........................  $ 93,644  $ 75,162  $ 52,609  $ 64,613  $153,128   $217,985  $ 56,746  $ 95,632  $103,042
   Gas sales........................    50,278    62,671    53,186    48,633   133,484    301,035    41,375   164,145   202,311
   Other operating revenues.........       503       415     1,161       879     1,553      8,672     1,250       449     3,789
                                      --------  --------  --------  --------  --------   --------  --------  --------  --------
       Total revenues...............   144,425   138,248   106,956   114,125   288,165    527,692    99,371   260,226   309,142
                                      --------  --------  --------  --------  --------   --------  --------  --------  --------
Expenses:
   Oil and gas production...........    32,634    36,538    39,430    32,268    48,349     81,782    17,291    37,822    44,931
   Production and other taxes.......    11,380    11,621     8,881     8,579    22,141     35,367     8,202    18,710    22,189
   General and administrative.......    10,376     8,264     7,674     7,836    12,281     32,426     3,122    14,956    19,015
   Amortization of deferred
    compensation....................        --        --        --        --    15,386     37,435     1,027    18,685    15,834
   Exploration and abandonment......       905     1,358     3,623     6,491    19,896     32,626     3,078     9,806    11,644
   Depletion, depreciation and
    amortization....................    40,763    37,552    33,139    32,133    45,426    131,732    17,350    61,041    76,927
   Impairment of long-lived assets..        --     9,562     7,387       345        --         --        --        --        --
                                      --------  --------  --------  --------  --------   --------  --------  --------  --------
       Total expenses...............    96,058   104,895   100,134    87,652   163,479    351,368    50,070   161,020   190,540
                                      --------  --------  --------  --------  --------   --------  --------  --------  --------
   Operating income.................    48,367    33,353     6,822    26,473   124,686    176,324    49,301    99,206   118,602
   Interest expense.................        --        --        --        --    (4,396)   (45,560)     (661)  (11,036)  (19,007)
   Other, net.......................        --        --        --        --    (2,455)    (1,102)   (1,414)    1,392       816
   Income taxes expense.............   (15,642)  (11,180)   (1,780)   (8,685)  (34,975)   (45,944)  (16,530)  (30,570)  (35,347)
                                      --------  --------  --------  --------  --------   --------  --------  --------  --------
   Net income.......................  $ 32,725  $ 22,173  $  5,042  $ 17,788  $ 82,860   $ 83,718  $ 30,696  $ 58,992  $ 65,064
                                      ========  ========  ========  ========  ========   ========  ========  ========  ========

                                                             Year Ended December 31,
                                          ----------------------------------------------------- ----------
                                                               Historical                       Pro Forma
                                          ----------------------------------------------------- ----------
                                                                 (dollars in thousands, except  ratios)
                                            1996(a)    1997      1998       1999      2000 (b)      2000
                                          ---------- --------  --------   --------   ---------- ----------
Other Data:

   EBITDAX (d).........................   $ 90,035   $ 81,767   $ 50,865   $ 65,505   $ 189,106   $364,804
   Capital expenditures................     25,092     23,295     42,612     19,427     104,075        N/A
   Net cash provided by operating
    activities.........................     70,067     63,388     47,117     58,403     143,101        N/A
   Net cash used in investing
    activities.........................    (24,719)   (21,982)   (41,892)   (19,113)   (100,051)       N/A
   Net cash provided by (used in)
    financing activities...............    (45,347)   (41,106)    (5,225)   (39,290)    (39,725)       N/A
   Ratio of EBITDAX to interest
    expense............................        N/M        N/M        N/M        N/M       43.02       8.01
   Ratio of earnings to fixed charges..     290.62     206.88      41.61     141.07       25.74       3.81
Consolidated Balance Sheet (at end
    of period):
   Cash and cash equivalents...........   $     --   $     --   $     --   $     --   $   3,325        N/A
   Total assets........................    329,255    307,826    311,270    294,690     719,115        N/A
   Total long-term debt, including
    current maturities.................         --         --         --         --      68,000        N/A
   Stockholders' equity and owner's
    net investment.....................    243,542    224,309    224,126    202,624     377,786        N/A

                                               Six months Ended June 30,
                                          ---------------------------------
                                              Historical         Pro Forma
                                          --------------------- -----------

                                            2000       2001 (c)     2001
                                          --------    --------- -----------
Other Data:

   EBITDAX (d).........................   $ 66,101   $  182,605   $215,818
   Capital expenditures................     35,984      389,353        N/A
   Net cash provided by operating
    activities.........................     46,745      162,466        N/A
   Net cash used in investing
    activities.........................    (32,578)    (533,972)       N/A
   Net cash provided by (used in)
    financing activities...............    (11,877)     383,130        N/A
   Ratio of EBITDAX to interest
    expense............................     100.00        16.55      11.35
   Ratio of earnings to fixed charges..      68.37         8.95       6.19
Consolidated Balance Sheet (at end
    of period):
   Cash and cash equivalents...........   $  2,290   $   14,949        N/A
   Total assets........................    632,312    1,409,455        N/A
   Total long-term debt, including
    current maturities.................     96,000      535,127        N/A
   Stockholders' equity and owner's
    net investment.....................    330,163      462,900        N/A

_____________________

(a)  The balance sheet for 1996 is unaudited.
(b) Pure completed the Titan merger in May 2000. This transaction was accounted for as a purchase of Titan. Accordingly, the operating and other data since the Titan merger reflect the impact of the purchase.
(c) Includes the operating and other data from the (i) International Paper transaction since the January 31, 2001 closing date and (ii) Hallwood since May 1, 2001. The transactions were accounted for under the purchase method.
(d) EBITDAX as used herein is calculated by adding interest expense, income taxes, depletion, depreciation and amortization, impairment of long-lived assets, exploration abandonment expenses and other noncash charges to net earnings. EBITDAX is not intended to represent cash flow or any other measure of performance in accordance with GAAP. EBITDAX is included herein because management believes that some investors find it to be a useful analytical tool. Other companies may calculate EBITDAX differently, and we cannot assure you that such figures are comparable with similarly-titled figures for such other companies.

         SELECTED HISTORICAL AND PRO FORMA RESERVE AND PRODUCTION DATA
                (Dollars in thousands, except per unit amounts)


     The pro forma reserve and other data included in the tables below gives effect to (i) the merger of Titan Exploration, Inc. with a subsidiary of Pure,
(ii) the acquisition of oil and gas properties, fee mineral and royalty interests from International Paper Company and affiliates, and certain general and limited partnership interests, and (iii) the merger of our acquisition subsidiary with Hallwood Energy Corporation, in each case as if the transaction had occurred on January 1, 2000.


                                                                               Year Ended December 31,
                                                                   ------------------------------------------------
                                                                               Historical                Pro Forma
                                                                   ----------------------------------   -----------
                                                                      1998        1999        2000         2000
                                                                   ----------   --------   ----------   ----------
Estimated Proved Reserves (at December 31)(a):
  Oil (Mbbls).....................................................     38,538     39,982       72,606       89,389
  Gas (MMcf)......................................................    329,227    340,975      662,357      949,509
  Oil equivalents (MBOE)..........................................     93,409     96,811      182,999      247,641
Percent natural gas...............................................         59%        59%          60%          64%
Percent proved developed..........................................         95%        93%          81%          80%
Product prices (at December 31):
  Oil (per Bbl)...................................................   $  10.38   $  24.08   $    25.76   $    25.87
  Natural gas (per Mcf)...........................................   $   1.73   $   1.93   $     8.49   $     8.74
Future net cash flows (before income taxes) (at December 31):
  Undiscounted....................................................   $328,074   $825,892   $5,530,207   $7,816,173
  Discounted......................................................   $190,067   $453,226   $2,807,618   $4,183,505
Average Reserve Life (years) (b)..................................       10.4       11.4         15.5         10.8
Reserve additions (MBOE):
  Acquisitions....................................................        428        248       76,619        9,254
  Extensions and discoveries......................................      3,657      5,344       13,170       26,167
  Revisions.......................................................      2,046      6,293        8,408       12,981
                                                                     --------   --------   ----------   ----------
  Total additions.................................................      6,131     11,885       98,197       48,402
                                                                     ========   ========   ==========   ==========
Costs incurred:
  Acquisitions....................................................   $  2,471   $    764   $  265,730          N/A
  Exploration and development costs...............................     43,091     21,775       86,457          N/A
                                                                     --------   --------   ----------
  Total costs incurred............................................   $ 45,562   $ 22,539   $  352,187          N/A
                                                                     ========   ========   ==========
Three-year average all sources unit finding cost (per BOE) (c)       $  16.59   $   4.67   $     3.62          N/A



                                                          Year Ended December 31,              Six months Ended June 30,
                                                  ----------------------------------------  -------------------------------
                                                              Historical         Pro Forma       Historical       Pro Forma
                                                  -----------------------------  ---------  --------------------  ---------
                                                     1998       1999     2000       2000       2000       2001      2001
                                                  -----------  -------  -------  ---------  -----------  -------  ---------
Production:
  Oil and condensate (Mbbls)......................    3,991     3,659     5,278      7,865      2,039    3,757      4,038
  Gas (MMcf)......................................   29,962    28,899    39,016     90,082     15,679   35,692     43,678
     Total (MBOE).................................    8,985     8,476    11,781     22,879      4,652    9,705     11,318
Average Sales Price Per Unit (including effects
 of hedging):
  Oil and condensate (per Bbl)....................  $ 13.18   $ 17.66   $ 29.01    $ 27.72    $ 27.83  $ 25.85    $ 25.52
  Gas (per Mcf)...................................     1.78      1.68      3.42       3.34       2.64     4.83       4.63
  Total (per BOE).................................    11.76     13.36     24.33      23.06      21.16    27.76      26.98
Expenses Per BOE:
  Production costs, excluding production
   and other taxes................................  $  4.39   $  3.81   $  4.10    $  3.57    $  3.72  $  3.90    $  3.97
  Production and other taxes......................      .99      1.01      1.88       1.55       1.76     1.93       1.96
  General and administrative......................      .85       .92      1.04       1.42        .67     1.54       1.68
  Depreciation, depletion and amortization........     3.69      3.79      3.86       5.76       3.73     6.29       6.80

_____________________

(a) The reserve and present value data at December 31, 1998 and 1999 for the Permian Basin business unit was prepared by Union Oil.
(b) Average reserve life is calculated by dividing total reserves by our actual production for the period.
(c) Finding cost is calculated by dividing total three years costs incurred by total three years reserve additions.

                              THE EXCHANGE OFFER

Purpose of the Exchange Offer

     We completed the sale of the old notes on June 8, 2001 to the initial purchasers pursuant to a purchase agreement dated June 5, 2001. The initial purchasers subsequently sold the old notes to qualified institutional buyers, or QIBs, in reliance on Rule 144A under the Securities Act. As a condition to the sale of the old notes, we and the initial purchasers entered into a registration rights agreement dated as of June 8, 2001. Pursuant to the registration rights agreement, we agreed that, unless the exchange offer is not permitted by applicable law or Securities and Exchange Commission policy, we would:

     . file with the Securities and Exchange Commission a registration statement under the Securities Act with respect to the new notes within 120 days after June 8, 2001;

     . use our best efforts to cause the registration statement to become effective under the Securities Act within 180 days after June 8, 2001;

     . promptly after the effectiveness of the registration statement, offer the new notes in exchange for the surrender of the old notes; and

     . keep the offer to exchange the old notes for the new notes open for not less than 30 days, or longer if required by applicable law, after the date notice of the offer to exchange the old notes for new notes is mailed to the holders of the old notes.

     We have incorporated by reference the registration rights agreement as an exhibit to the registration statement from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001. See "Where You Can Find More Information." The registration statement, of which this prospectus forms a part, is intended to satisfy our obligations under the registration rights agreement and the purchase agreement.

Resale of the New Notes

     We are making the exchange offer in reliance on the position of the staff of the Securities and Exchange Commission as set forth in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter and we cannot assure you that the staff would make a similar determination with respect to the exchange offer as it has in interpretive letter to third parties. Based on these interpretations by the staff, we believe that the new notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by you, without further compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you:

     .  are acquiring the new notes in the ordinary course of its business;

     . are not participating in, and do not intend to participate in, a distribution of the new notes within the meaning of the Securities Act and have no arrangement or understanding with any person to participate in a distribution of the new notes within the meaning of the Securities Act;

     .  are not a broker-dealer who acquired the old notes directly from us; and

     . are not an "affiliate" of ours, with the meaning of Rule 405 of the Securities Act.

     By tendering the old notes in exchange for new notes, you will be required to represent to us that each of the above statements applies to you. If you are participating in or intend to participate in, a distribution of the new notes, or have any arrangement or understanding with any person to participate in a distribution of the new notes to be acquired in this exchange offer, you may be deemed to have received restricted securities and may not rely on the applicable interpretations of the staff of the Securities and Exchange Commission. If you are so deemed, you will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

     Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

Terms of the Exchange Offer

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes surrendered pursuant to the exchange offer. Old notes may be tendered only in integral multiples of $1,000.

     The form and terms of the new notes are the same as the form and terms of the old notes except that:

     . the issuance of the new notes will be registered under the Securities Act and, therefore, the new notes will not bear legends restricting their transfer; and

     . holders of the new notes will not be entitled to any of the rights of holders of old notes under the registration rights agreement, which rights will terminate upon the consummation of the exchange offer.

     The new notes will evidence the same indebtedness as the old notes they replace and will be issued under, and be entitled to the benefits of, the indenture.

     As of the date of this prospectus, $350 million in aggregate principal amount of old notes is outstanding. Only a registered holder of the old notes, or such holder's legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. There will be no fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer.

     You do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Securities Exchange Act and the rules and regulations of the Securities and Exchange Commission thereunder. We shall be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purpose of receiving the new notes from us.

     You will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See "-- Fees and Expenses."

Expiration Date; Extensions; Amendments

     The term "expiration date" shall mean 5:00 p.m., New York City time, on _________________, 2001, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended. We may extend the exchange offer at any time and from time to time by giving oral or written notice of the extension to the exchange agent and by publicly announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     We reserve the right, in our sole discretion:

     . to delay accepting any old notes;

     . to extend or amend the terms of the exchange offer; or

     . if any conditions set forth below under "-- Conditions" shall not have been satisfied, to terminate the exchange offer by giving oral or written notice of such delay, extension or termination to the exchange agent.

     If any delay in acceptance, extension, termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to the holders of the old notes as promptly as practicable. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment by means of a posteffective amendment to the registration statement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during that period.

Interest on the New Notes

     The new notes will bear interest at a rate equal to 7 1/8% per year. Interest on the new notes will be payable semi-annually in arrears on each June 15 and December 15, commencing December 15, 2001. Interest on the new notes will accrue from the last interest payment date on which interest was paid on the old notes or, if no interest was paid on the old notes, from the date of issuance of the old notes, which was June 8, 2001. If your old notes are accepted for exchange, you will be deemed to have waived your right to receive any interest on the old notes.

Procedures for Tendering

     To tender your old notes in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or facsimile, or an agent's message, together with the certificates representing the old notes being tendered and any other required documents, to the exchange agent for receipt prior to the expiration date. Alternatively, you may either:

          (1) send a timely confirmation of a book-entry transfer of your old notes, if this procedure is available, into the exchange agent's account at The Depository Trust Company, or DTC, pursuant to the procedure for book-entry transfer described below, prior to the expiration date; or

          (2)  comply with the guaranteed delivery procedures described below.

     The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from its participant tendering old notes which are the subject of this book-entry confirmation that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the terms of the letter of transmittal against the participant.

     Unless withdrawn prior to the expiration date, your tender will constitute an agreement between you and us in accordance with the terms and subject to the conditions provided in this prospectus and in the letter of transmittal.

     The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. If you choose delivery by mail, we recommend registered mail, return receipt requested, and properly insured. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. You should not send any letter of transmittal or old notes to us. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions on your behalf.

     If you are the beneficial owner of the old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution, as defined below, unless the old notes are tendered:

     . by a registered holder, or by a participant in DTC whose name appears on a security position listing as the owner, who has not completed the box titled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     .    for the account of an eligible institution.

     An eligible institution is:

     . a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

     . a commercial bank or trust company having an office or correspondent in the United States; or

     . an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

     If the letter of transmittal is signed by the registered holder(s) of the old notes tendered, the signature must correspond with the name(s) written on the face of the old notes without alteration, enlargement or any change whatsoever. If the letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

     If the letter of transmittal is signed by a person other than the registered holder of any old notes listed, the old notes must be endorsed or accompanied by bond powers and a proxy that authorizes that person to tender the old notes on behalf of the registered holder in satisfactory form to us as determined in our sole discretion, in each case, signed exactly as the name of the registered holder or holders appears on the old notes.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     A tender will be deemed to have been received as of the date when the tendering holder's duly signed letter of transmittal accompanied by the old notes tendered, or a timely confirmation received by a book-entry transfer of old notes into the exchange agent's account at DTC with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent. Issuances of new notes in exchange for old notes tendered under a notice of guaranteed delivery by an eligible institution will be made only against delivery of the letter of transmittal, and any other required documents, and the tendered old notes, or a timely confirmation received of a book-entry transfer of old notes into the exchange agent's account at DTC with an agent's message, to the exchange agent.

     All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered old notes will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give that notice. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While we have no present plan to do so, we reserve the right in our sole discretion to:

     . purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as described under "-- Conditions," to terminate the exchange offer; and

     . purchase old notes in the open market, to the extent permitted by applicable law, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.

     By tendering, you will be making several representations to us, including that:

           (1) the new notes to be acquired by you are being acquired by you in the ordinary course of your business;

           (2) you are not participating in, and do not intend to participate in, a distribution of the new notes;

           (3) you have no arrangement or understanding with any person to participate in the distribution of the new notes;

           (4) if you are a broker-dealer or are participating in the exchange offer for the purposes of distributing the new notes, you will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the new notes acquired by you and you cannot rely on the position of the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties; and

           (5) you are not an affiliate of us as defined in Rule 405 under the Securities Act.

     If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you will also be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of those new notes. However, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an underwriter within the meaning of the Securities Act.

Book-Entry Transfer

     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account in accordance with DTC's procedures for transfer.

     However, although delivery of old notes may be effected through book-entry transfer, an agent's message or the letter of transmittal or facsimile, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "-- Exchange Agent" on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

     If you are a registered holder and wish to tender your old notes and (a) your old notes are not immediately available or (b) you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or (c) the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may effect a tender if:

     . you tender through an eligible institution;

     . prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing your name and address, the certificate numbers of your old notes and the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three business days after the expiration date, the letter of transmittal or a facsimile, together with the certificates representing the old notes in proper form for transfer or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

     . a properly executed letter of transmittal or facsimile thereof, as well as the certificates representing all tendered old notes in proper form for transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal of Tenders

     Except as otherwise provided in this prospectus, you may withdraw tenders of old notes at any time prior to 5:00 p.m. on the expiration date.

     To withdraw a tender of old notes in the exchange offer, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its proper address prior to the expiration date. Any notice of withdrawal must:

     . specify the name of the person having tendered the old notes to be withdrawn;

     . identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes;

     . be signed by the person having tendered the old notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee with respect to the old notes to register the transfer of these old notes into the name of the person having made the original tender and withdrawing the tender;

     . specify the name in which these old notes are to be registered, if different from that of the person having tendered the old notes to be withdrawn; and

     . if applicable because the old notes have been tendered under the book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different than that of the person having tendered the old notes to be withdrawn.

     All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us in our sole discretion. Our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued unless the old notes so withdrawn are validly retendered. Properly withdrawn old notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the expiration date.

Acceptance of Old Notes for Exchange; Delivery of New Notes

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, on the expiration date, all old notes properly tendered and will issue the new notes promptly after such acceptance. See "--Conditions" below for more detailed information. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, and if, we have given oral or written notice of our acceptance to the exchange agent.

     For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

     In all cases, issuance of exchange notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after:

      . timely receipt by the exchange agent of certificates for the old notes or a timely book-entry confirmation of the old notes into the exchange agent's account at the book-entry transfer facility;

      . a properly completed and duly executed letter of transmittal, or a properly transmitted agent's message; and

      .   timely receipt by the exchange agent of all other required documents.

Conditions

      Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or exchange the new notes for, any old notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of such old notes, if we determine that the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the Securities and Exchange Commission or any action or proceeding has been instituted or threatened in any court or before any governmental agency with respect to the exchange offer which, in our judgement, might impair our ability to proceed with the exchange offer or materially and adversely affect us.

     If we determine in our sole discretion that any of these conditions are not satisfied, we may:

     . refuse to accept any old notes and return all tendered old notes to the tendering holders;

     . extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such old notes; or

     . waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn.

     If our waiver constitutes a material change to the exchange offer, we will promptly disclose our waiver by means of a prospectus supplement or posteffective amendment that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during that period.

Termination of Specific Rights

     All rights under the registration rights agreement, including registration rights, of holders of the old notes eligible to participate in the exchange offer and receive freely tradable new notes will terminate upon consummation of the exchange offer except with respect to our continuing obligations to:

     . indemnify holders and specific parties related to the holders against specific liabilities, including liabilities under the Securities Act;

     . provide, upon the request of any holder of a transfer-restricted unregistered note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of the holder's old notes pursuant to Rule 144A;

     . provide copies of the latest version of the prospectus to broker-dealers upon their request for a period of up to 90 days after the effective date of the registration statement; and

     . use our best efforts to keep the registration statement effective and to amend and supplement the prospectus in order to permit the prospectus to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act for the period of time that persons must comply with the prospectus delivery requirements of the Securities Act in order to resell the new notes.

Shelf Registration Statement

     In the event that:

     . any change in law or in applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer;

     . the exchange offer is not consummated within 220 days after June 8, 2001;

     . any of the initial purchasers notify us within 10 business days after consummation of the exchange offer that old notes held by it are not eligible to be exchanged for new notes in the exchange offer; or

     . any holder of old notes, with certain exceptions, shall notify us within 10 business days following consummation of the offer that it is not eligible to participate in the exchange offer or does not receive freely tradable new notes in the exchange offer, then we will, at our cost:

     . promptly (but in no event later than 120 days after required to do so), file a shelf registration statement with the SEC covering resales of the old notes or the new notes, as the case may be ;


     . use our commercially reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act no later than 180 days after the date on which we become required to file the shelf registration statement; and

     . use our commercially reasonable best efforts to keep the shelf registration statement effective until the earlier of the time when the notes covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e),
           (f) and (h) of Rule 144 and two years from the effective date of the registration statement.

     We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom the shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes, as the case may be. A holder selling such old notes or new notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification obligations).

Liquidated Damages

     If (i) on or prior to October 6, 2001 or the 120th day following the date on which we become obligated to file a shelf registration statement, neither an exchange offer registration statement nor a shelf registration statement has been filed with the SEC; (ii) by December 5, 2001 or the 180th day following the date on which we become obligated to file a shelf registration statement, neither the exchange offer registration statement nor shelf registration statement has been declared effective; (iii) the exchange offer is not consummated on or before the 40th day following the effectiveness of the exchange offer registration statement; or (iv) after either the exchange offer registration statement or the shelf registration statement is declared effective, such registration statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of old notes or new notes in accordance with and during the periods specified in the registration rights agreement, additional cash interest will accrue on the old notes and the new notes at the rate of 0.25% per annum for the first 90 days of the period immediately following the occurrence of such registration default and at the rate of 0.50% per annum thereafter, so long as a registration default continues to exist, calculated on the principal amount of the notes as of the date on which such interest is payable. Such interest is payable in addition to any other interest payable from time to time with respect to the notes.

Exchange Agent

     We have appointed First Union National Bank as exchange agent for the exchange offer. You should direct all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery to the exchange agent as follows:

By Registered Mail or                                                           By Overnight Courier or
Hand Delivery:                                 By Facsimile:                    Certified Mail:

First Union National Bank                      (704) 590-7628                   First Union National Bank
First Union Customer Information Center                                         First Union Customer Information Center
Corporate Trust Operations - NC1153          Confirm by Telephone:              Corporate Trust Operations - NC1153
1525 West W. T. Harris Blvd. - 3C3                                              1525 West W. T. Harris Blvd. - 3C3
Charlotte, North Carolina  28262-1153           (704) 590-7413                  Charlotte, North Carolina  28262-1153
Attention: Marsha Rice                                                          Attention: Marsha Rice

Fees and Expenses

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telephone or in person by our and our affiliates' officers and regular employees.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

     We will pay the cash expenses to be incurred in connection with the exchange offer which we estimate in the aggregate to be not in excess of approximately $350,000. Such expenses include registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.

Transfer Taxes

     We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, transfer taxes are imposed for any reason other than the exchange of the old notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequences of Failing to Exchange Old Notes

     The old notes that are not exchanged for the new notes pursuant to the exchange offer will remain restricted securities. Accordingly, such old notes may be resold by you only:

     . to a person whom you reasonably believe is a QIB in a transaction meeting the requirements of Rule 144A;

     . in a transaction meeting the requirements of Rule 144 under the Securities Act;

     . outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act;

     . in accordance with another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel if we so request;

     .    to us; or

     . pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

     In addition, you will no longer be able to obligate us to register the old notes under the Securities Act, except in the limited circumstances provided under our registration rights agreement. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions outside the registration requirements of the Securities Act and applicable state securities laws. In addition, if you want to exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received registered securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent the old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes would be adversely affected. You are urged to consult your financial and tax advisors in making your own decisions on whether to participate in the exchange offer.

Accounting Treatment

     For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the new notes.


                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following description summarizes the material terms of our senior credit facilities. The description may not contain all of the information that may be important to you. To understand the agreements related to the senior credit facilities fully, you should carefully read the agreements relating to the senior credit facilities, copies of which are available as described under "Where You Can Find More Information." The following description is qualified in its entirety by reference to the agreements.

Revolving Credit Facilities

     In September 2000, we entered into two unsecured credit agreements, relating to a $250 million five-year revolving credit facility and a $250 million 364-day revolving credit facility, each with current commitments of $235 million. The five-year revolving facility is due in September 2005. In September 2001, the 364-day revolving facility will be converted to a term loan whose outstanding amounts are due and payable in full in September 2002. A portion of the five-year revolving facility is available for the issuance of up to $50 million of letters of credit.

     At our option, interest for the revolving credit facilities is based upon a floating rate based on either the announced base rate for a commercial bank or the Eurodollar rate plus an applicable margin ranging from 0.80% to .95% for the five-year revolving facility and from 0.85% to 1.0% for the 364-day revolving facility. These margins increase as Pure's debt coverage ratio increases. Fees on letters of credit are due quarterly and range from 0.925% to 1.075% per annum of the outstanding amount of letters of credit. Facility fees are due quarterly on the total of the outstanding commitments under the revolving credit facilities and range from 0.20% to 0.30% on the five-year revolving facility and from 0.15% to 0.25% for the 364-day revolving facility.

     The credit agreements restrict us from paying dividends on our common stock in excess of $10 million per fiscal year. The credit agreements also contain restrictive covenants with respect to debt to EBITDAX ratios, hedging arrangements and net worth. We were in compliance with all such covenants at June 30, 2001.

     At June 30, 2001, we had $215.0 million available under the 364-day revolving facility and $67.2 million available on the five-year revolving facility.

Working Capital Credit Facility

     In October 2000, for purposes of maximizing daily cash management activity, Pure entered into an unsecured $10 million working capital credit facility. Individual borrowings may be made for up to a three week period. The working capital credit facility has no maturity date and is cancelable at anytime by the lender. The interest rate of each loan under the working capital credit facility is determined by agreement between Pure and the lender. The rate shall not exceed the maximum interest rate permitted under applicable law. Interest rates generally are at the lender's cost of funds plus 1% per annum.

                           DESCRIPTION OF NEW NOTES

   The new notes will be issued under an indenture dated as of June 8, 2001, by and among Pure, the guarantors and First Union National Bank, as trustee. The following summary highlights certain material terms of the new notes, which are identical in all material respects to the terms of the old notes, except that the registration rights and related liquidated damages provisions, and the transfer restrictions that apply to the old notes, do not apply to the new notes. We urge you to read the indenture because it, not this description, defines your rights as holders of the new notes. As used in this Section, the terms "note" and "notes" refer to the new notes.

General

   The notes:

   .    are senior unsecured obligations of Pure;

   . are equal in right of payment to any existing and future senior unsecured debt of Pure; and

   .    are guaranteed by each guarantor.

   Each guarantee of the notes by the guarantors will be:

   .    a senior unsecured obligation of the guarantor; and

   . equal in right of payment to any other existing and future senior unsecured debt of the guarantor.

Principal, Maturity and Interest

   Pure will issue the notes in denominations of $1,000 and any integral multiple of $1,000. The notes are limited to an aggregate principal amount of $350,000 and will mature on June 15, 2011.

   Interest on the notes will be payable semiannually in arrears on June 15 and December 15, commencing on December 15, 2001. Pure will make each interest payment to the holders of record of the notes on the immediately preceding May 31 and November 30.

   Interest on the notes will accrue from the last interest payment date on which interest was paid on the old notes, or, if no interest was paid on the old notes, from the date of issuance of the old notes, which was June 8, 2001. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

   The notes will be redeemable at any time at the option of Pure in whole or in part at a price equal to the greater of (1) the principal amount of the notes being redeemed or (2) the Make-Whole Amount (as defined below) for the notes being redeemed, plus, in either case, accrued and unpaid interest to the redemption date. See "__ Optional Redemption."

Guarantees

   Certain subsidiaries of Pure will unconditionally guarantee on a joint and several basis our obligations to pay principal and interest with respect to the notes. We refer to each of these subsidiaries as a "guarantor" and collectively as the "guarantors." Each of the guarantees is an unsecured obligation of the guarantor providing such guarantee and will rank equal in right of payment with the guarantee provided by such guarantor under our senior credit facilities and with all existing and future unsecured indebtedness of such guarantor that is not, by its terms, expressly subordinated in right of payment to such guarantee. The indenture provides that if any subsidiary of Pure guarantees or becomes a co-obligor on any Funded Indebtedness of Pure other than the notes at any time subsequent to the date on which the notes are originally issued (including, without limitation, following any release of such subsidiary from its guarantee as described above), then Pure will cause the notes to be equally and ratably guaranteed by such subsidiary, which shall thereupon become a guarantor.

   The following Pure subsidiaries, each of which is also a guarantor of our obligations under one or more of our senior credit facilities, are currently guarantors: Titan Exploration, Inc., Pure Resources Holdings, Inc., Pure Resources, L.P., Pure Resources I, Inc., PK I, L.P., PK II, L.P., PK III, L.P. , PK IV, L.P., Pure GP, LLC, Pure Resources Holdings, LLC, HEP Pure, LP (successor by conversion to Hallwood Energy Corporation), HEC Petroleum, Inc. (formerly named Hallwood Petroleum, Inc.), HEP Pure "cquisition, LLC, HEP Partners, L.P. (formerly named Hallwood Energy Partners, L.P.), La Plata Associates, LLC and HEC La Plata, LLC (formerly named Hallwood La Plata, LLC). These guarantors constitute all of our material subsidiaries except Pure Partners, LP.

   Under the terms of the indenture, a guarantor may be released from its guarantee if such guarantor is not a guarantor of (or co-obligor on) any Funded Indebtedness of Pure other than the notes and other than Funded Indebtedness of Pure the related guarantee (or obligations) of which (i) is subject to a release provision similar to the release provision described in this paragraph and (ii) will be released concurrently with the release of the guarantee of such guarantor pursuant to such release provision, provided that no Default or Event of Default under the indenture has occurred and is continuing.

   The obligations of each guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor and after giving effect to any collections from or payments made by or on behalf of any other guarantor in respect of the obligations of such other guarantor under its guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of such guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law. Each guarantor that makes a payment or distribution under a guarantee shall be entitled to a contribution from each other guarantor in a pro rata amount based on the Adjusted Net Assets of each guarantor.

Optional Redemption

   Pure may redeem all or part of the notes at any time at its option at a redemption price equal to the greater of (1) the principal amount of the notes being redeemed or (2) the Make-Whole Amount for the notes being redeemed, plus in either case, accrued and unpaid interest to the redemption date.

   As used in this prospectus:

   "Make Whole Amount" means the sum, as determined by a Quotation Agent, of the present values of the principal amount of the notes to be redeemed, together with scheduled payments of interest (exclusive of interest to the redemption date) from the redemption date to the maturity date of the notes being redeemed, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate.

   "Adjusted Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15 (519)" or any successor publication which, is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes being redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding the redemption date, plus 0.25%.

   "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the maturity date of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

   "Comparable Treasury Price" means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the indenture trustee, Reference Treasury Dealer Quotations for such redemption date.

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

   "Quotation Agent" means the Reference Treasury Dealer selected by the indenture trustee after consultation with Pure.

   "Reference Treasury Dealer" means any of Credit Suisse First Boston Corporation and its successors and assigns and two other nationally recognized investment banking firms selected by Pure that are primary U.S. Government securities dealers.

   "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the indenture trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the indenture trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

   If less than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by such method as the trustee shall deem fair and appropriate. The trustee may select for redemption notes and portions of notes in amounts of $1,000 or whole multiples of $1,000.

   The notes are not entitled to the benefit of any sinking fund or other mandatory redemption provisions.

Certain Covenants

 Limitation on Liens

   Nothing in the indenture or the notes in any way limits the amount of indebtedness or securities (other than the notes) that Pure or its subsidiaries may incur or issue. The indenture provides, however, that Pure will not, and will not permit any subsidiary of Pure to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien on any property (real or personal) now owned or hereafter acquired by Pure or such subsidiary without providing for all notes then or thereafter outstanding to be secured equally and ratably with such Indebtedness for so long as such Indebtedness shall be so secured.

   The foregoing restriction does not, however, apply to:

       (1) Liens existing on the date on which the notes are originally issued or provided for under the terms of agreements existing on such date;

       (2) Liens on any property (real or personal) securing (a) all or any portion of the cost of acquiring, constructing, developing, altering, expanding, improving or repairing such property or any assets or improvements (real or personal) used or to be used in connection with such property or (b) Indebtedness incurred by Pure or any subsidiary of Pure prior to or within one year after the later of the acquisition, the completion of construction, development, alteration, expansion, improvement or repair of any property or the commencement of commercial operation thereof, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or construction, development, alteration, expansion or improvements or repairs thereon;

       (3)     Liens securing Indebtedness owed by a subsidiary of Pure (or
   Pure) to Pure or to any other subsidiary of Pure;

       (4) Liens on the property of any person or entity existing at the time Pure or any of its subsidiaries acquires the property or the person or entity owning such property (including any acquisition by means of a merger or consolidation with Pure or any of its subsidiaries) and not incurred as a result of (or in connection with or in anticipation of) such acquisition of such property or such person or entity, provided that such Liens do not extend to or cover any property or assets of Pure or any of its subsidiaries other than the property encumbered at the time of such acquisition (plus any improvements or accessions thereto) and do not secure Indebtedness for borrowed money with a principal amount in excess of the principal amount outstanding at such time;

       (5) Liens on any property securing (a) Indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or (b) Indebtedness issued or guaranteed by the United States or any State thereof or any department, agency or instrumentality of either;

       (6) any Lien extending, renewing or replacing (or successive extensions, renewals or replacements of) any Lien of any type permitted under clause (1), (2), (4) or (5) above, provided that such Lien extends to or covers only the property that is subject to the Lien being extended, renewed or replaced (plus any improvements or accessions thereto) and that the principal amount of the Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement; or

       (7) Liens (exclusive of any Lien of any type otherwise permitted under clauses (1) through (6) above) securing Indebtedness for borrowed money of Pure or any subsidiary of Pure in an aggregate principal amount which, together with the aggregate amount of Attributable Indebtedness deemed to be outstanding in respect of all Sale/Leaseback Transactions entered into pursuant to clause (1) of the covenant described under "Limitation on Sale/Leaseback Transactions" below (exclusive of any such Sale/Leaseback Transactions otherwise permitted under clauses (1) through (6) above), does not at the time such Indebtedness is incurred exceed 15% of the aggregate amount of the assets of Pure and its subsidiaries, on a consolidated basis, after deducting therefrom all current liabilities, as calculated on Pure=s consolidated balance sheet as of a date within 150 days prior to the date of determination.

   The following types of transactions will not be prohibited or otherwise limited by the foregoing covenant: (i) the sale, granting of Liens with respect to, or other transfer of, crude oil, natural gas or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or of such crude oil, natural gas or other minerals; (ii) the sale or other transfer of any other interest in property of the character commonly referred to as a production payment, overriding royalty, forward sale or similar interest; (iii) the entering into of Hedging Obligations or the granting of Liens to secure Hedging Obligations (although Liens securing any indebtedness for borrowed money that is the subject of any such Hedging Obligation shall be subject to the foregoing covenant unless permitted under clauses (1) through (7) above); and (iv) the granting of Liens required by any contract or statute in order to permit Pure or any subsidiary of Pure to perform any contract or subcontract made by it with or at the request of the United States or any State thereof or any department, agency or instrumentality of either, or to secure partial, progress, advance or other payments to Pure or any subsidiary of Pure by such governmental unit pursuant to the provisions of any contract or statute.

 Limitation on Sale/Leaseback Transactions

   The indenture provides that Pure will not, and will not permit any, subsidiary to, enter into any Sale/Leaseback Transaction with any person (other than Pure or a subsidiary) unless:

       (1) Pure or such subsidiary would be entitled to incur Indebtedness, in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to the covenant described under ALimitation on Liens@ above without equally and ratably securing the notes pursuant to such covenant;

       (2) after the date on which the notes are originally issued and within a period commencing six months prior to the consummation of such Sale/Leaseback Transaction and ending six months after the consummation thereof, Pure or such subsidiary shall have expended for property used or to be used in the ordinary course of business of Pure and its subsidiaries an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction and Pure shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (3) below); or

       (3) Pure, during the 12-month period after the effective date of such Sale/Leaseback Transaction, shall have applied to the voluntary defeasance or retirement of notes or any Pari Passu Indebtedness an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction and the fair value, as determined by the board of directors of Pure, of such property at the time of entering into such Sale/Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by Pure as set forth in clause (2) above), less an amount equal to the principal amount of notes and Pari Passu Indebtedness voluntarily defeased or retired by Pure within such 12-month period and not designated as a credit against any other Sale/Leaseback Transaction entered into by Pure or any subsidiary during such period.

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

 Limitations on Mergers and Consolidations

   The indenture provides that neither Pure nor any guarantor (other than any guarantor that shall have been released from its guarantee pursuant to the provisions of the indenture) will consolidate with or merge into any entity, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to any person or entity, unless: (1) the person or entity formed by or surviving such consolidation or merger (if other than Pure or such guarantor, as the case may be), or to which such sale, lease, conveyance, transfer or other disposition shall be made (collectively, the "Successor"), is a corporation, partnership, limited liability company or similar entity organized and existing under the laws of the United States or any State thereof or the District of Columbia (or, alternatively, in the case of a guarantor organized under the laws of a jurisdiction outside the United States, a corporation, partnership, limited liability company or similar entity organized and existing under the laws of such foreign jurisdiction), and the Successor is already a guarantor of the notes or, if not, assumes by supplemental indenture in a form satisfactory to the trustee all of the obligations of Pure or such guarantor, as the case may be, under the indenture and under the notes; and (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

 Certain Definitions

   "Adjusted Net Assets" of a guarantor at any date means the lesser of (x) the amount by which the fair value of the property of such guarantor at such date exceeds the total amount of liabilities, including, without limitation, the probable amount of contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date) of such guarantor at such date, but excluding liabilities under the guarantee of the notes by such guarantor, and (y) the amount by which the present fair saleable value of the assets of such guarantor at such date exceeds the amount that will be required to pay the probable liability of such guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any subsidiary of such guarantor in respect of any obligations of such subsidiary under the guarantee of the notes by such guarantor), excluding debt in respect of the guarantee of the notes by such guarantor, as they become absolute and matured.

   "Attributable Indebtedness," when used with respect to any Sale/Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

   "Capitalized Lease Obligation" of any person or entity means any obligation of such person or entity to pay rent or other amounts under a lease of property, real or personal, that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles; and the amount of such obligation shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles.

   "Funded Indebtedness" means all Indebtedness (including Indebtedness incurred under any revolving credit, letter of credit or working capital facility) that matures by its terms, or that is renewable at the option of any obligor thereon to a date, more than one year after the date on which such Indebtedness is originally incurred.

   "Hedging Obligations" of any person or entity means the net obligation (not the notional amount) of such person or entity pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, forward contract, commodity swap or option agreement, option or future contract or other similar agreement or arrangement designed to protect such person or entity against fluctuations in interest rates, foreign exchange rates or commodity prices, but excluding contracts (other than contracts on an exchange) for the actual purchase or sale of commodities for physical delivery.

   "Indebtedness" of any person or entity at any date means, without duplication, (1) all indebtedness of such person or entity for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or entity or only to a portion thereof), (2) all obligations of such person or entity evidenced by bonds, debentures, notes or other similar instruments, (3) all obligations of such person or entity in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit and performance bonds obtained by such person or entity in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third business day following demand for reimbursement, (4) all obligations of such person or entity to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business, (5) all Capitalized Lease Obligations of such person or entity, (6) all Indebtedness of others secured by a Lien on any asset of such person or entity, whether or not such Indebtedness is assumed by such person or entity, (7) all Indebtedness of others guaranteed by such person or entity to the extent of such guarantee and (8) all Hedging Obligations of such person or entity.

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind for security purposes in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law. For the purposes of the indenture, Pure or any subsidiary of Pure shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement relating to such asset.

   "Material Subsidiary" means any subsidiary of Pure whose percentage (after intercompany eliminations) of the consolidated assets of Pure and its subsidiaries exceeds 5% as of the end of Pure's most recently completed fiscal quarter.

   "Non-Recourse Indebtedness" means, at any date, the aggregate amount at such date of Indebtedness of Pure or a subsidiary of Pure in respect of which the recourse of the holder of such Indebtedness, whether direct or indirect and whether contingent or otherwise, is effectively limited to specified assets, and with respect to which neither Pure nor any of its subsidiaries provides any guarantee or similar credit support.

   "Pari Passu Indebtedness" means any Indebtedness of Pure or any guarantor, whether outstanding on the date on which the notes are originally issued or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the notes or such guarantor's guarantee of the notes, as the case may be.

   "Sale/Leaseback Transaction" means any arrangement with any person or entity providing for the leasing by Pure or any subsidiary of Pure, for a period of more than three years, of any real or tangible personal property, which property has been or is to be sold or transferred by Pure or such subsidiary to such person or entity in contemplation of such leasing.

Events of Default

   An Event of Default is defined in the indenture as being:

       (1) a default by Pure or any guarantor for 30 days in payment of any interest on the notes;

       (2) a default by Pure or any guarantor in any payment of principal of or premium, if any, on the notes;

       (3) a default by Pure or any guarantor in compliance with any of its other covenants or agreements in, or provisions of, the notes, the guarantees or the indenture which shall not have been remedied within 60 days after written notice to Pure by the trustee or by the holders of at least 25% in principal amount of the notes then outstanding;

       (4) the acceleration of the maturity of any Indebtedness (other than the notes or any Non-Recourse Indebtedness) of Pure or any Material Subsidiary of Pure having an outstanding principal amount of $25 million or more individually or in the aggregate, or a default in the payment of any principal or interest in respect of any Indebtedness (other than the notes or any Non-Recourse Indebtedness) of Pure or any Material Subsidiary of Pure having an outstanding principal amount of $25 million or more individually or in the aggregate and such default shall be continuing for a period of 30 days without Pure or such Material Subsidiary, as the case may be, effecting a cure of such default;

       (5) a final, non-appealable judgment or order for the payment of money in excess of $25 million (net of applicable insurance coverage) having been rendered against Pure or any Material Subsidiary of Pure and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

       (6) certain events involving bankruptcy, insolvency or reorganization of Pure or any Material Subsidiary of Pure.

   Guarantors may not be released from their guarantees if a Default or Event of Default has occurred and is continuing. The obligations of any subsidiary of Pure that becomes a guarantor are not dependent upon whether such subsidiary becomes a guarantor prior to or after an Event of Default. The indenture provides that the trustee may withhold notice to the holders of the notes of any default (except in payment of principal of or premium, if any, or interest on the notes) if the trustee considers it in the interest of the holders of the notes to do so.

   If an Event of Default occurs and is continuing with respect to the indenture, the trustee or the holders of not less than 25% in principal amount of the notes outstanding may declare the principal of and premium, if any, and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal, premium, if any, and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Pure or a guarantor occurs and is continuing, the principal of and premium, if any, and interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the notes. The amount due and payable on the acceleration of any note will be equal to 100% of the principal amount of such note, plus accrued interest to the date of payment. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

   No holder of a note may pursue any remedy under the indenture unless:

       (1) such holder has previously given the trustee written notice of a continuing Event of Default;

       (2) the holders of at least 25% in principal amount of the notes shall have made a written request to the trustee to pursue such remedy;

       (3) the holders shall have offered the trustee indemnity reasonably satisfactory to it; and

       (4) the trustee shall have failed to act for a period of 60 days after receipt of such notice and offer of indemnity.

   However, this provision does not affect the right of a holder of a note to sue for enforcement of any overdue payment thereon.

   The holders of a majority in principal amount of the notes then outstanding have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under the indenture, subject to certain limitations specified in the indenture. The indenture requires the annual filing by Pure with the trustee of a written statement as to compliance with the covenants contained in the indenture.

Modification and Waiver

   The indenture provides that modifications and amendments to the indenture or the notes may be made by Pure, the guarantors and the trustee with the consent of the holders of a majority in principal amount of the notes then outstanding; provided that no such modification or amendment may, without the consent of the holder of each note then outstanding affected thereby:

       (1) reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

       (2) reduce the rate of or change the time for payment of interest, including default interest, on any note;

       (3) reduce the principal of or change the fixed maturity of any note or alter the premium or other provisions with respect to redemption;

       (4) make any note payable in money other than that stated in the note;

       (5) impair the right to institute suit for the enforcement of any payment of principal of, or premium, if any, or interest on, any note;

       (6) make any change in the percentage of principal amount of notes necessary to waive compliance with certain provisions of the indenture; or

       (7) waive a continuing Default or Event of Default in the payment of principal of, or premium, if any, or interest on the notes.

   Modifications and amendments of the indenture may be made by Pure, the guarantors and the trustee without the consent of any holders of notes in certain limited circumstances, including:

       (1) to cure any ambiguity, omission, defect or inconsistency;

       (2) to provide for the assumption of the obligations of Pure or any guarantor under the indenture upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of Pure or any such guarantor;

       (3) to provide for uncertificated notes in addition to or in place of certificated notes;

       (4) to reflect the release of any guarantor from its guarantee of the notes, or the addition of any subsidiary of Pure as a guarantor, in the manner provided by the indenture;

       (5) to comply with any requirement in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939; or

       (6) to make any change that does not adversely affect the rights of any holder of notes in any material respect.

   The holders of a majority in aggregate principal amount of the notes then outstanding may waive any past default under the indenture, except a default in the payment of principal, or premium, if any, or interest.

Discharge or Termination

 Defeasance of Certain Obligations

   Pure and the guarantors may terminate certain of their obligations under the indenture, including those described under the section "Certain Covenants," if

       (1) Pure irrevocably deposits in trust with the trustee cash or non-callable U.S. government obligations or a combination thereof sufficient to pay principal of and interest on the notes to maturity, and to pay all other sums payable by it under the indenture;

       (2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

       (3) Pure shall have delivered to the trustee an opinion of counsel from nationally recognized counsel acceptable to the trustee or a tax ruling to the effect that the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of Pure's exercise of its option under such section and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised;

       (4) Pure delivers to the trustee certain other documents called for by the indenture, including an officers' certificate and opinions of counsel; and

       (5) certain other conditions are satisfied.

   Pure's payment obligations and the guarantors' guarantees shall survive until the notes are no longer outstanding.

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

 Discharge

   The indenture shall cease to be of further effect (subject to certain exceptions relating to compensation and indemnity of the trustee and repayment to Pure of excess money or securities) when:

       (1) either (A) all outstanding notes theretofore authenticated and issued (other than destroyed, lost or stolen notes that have been replaced or paid) have been delivered to the trustee for cancellation; or (B) all outstanding notes not theretofore delivered to the trustee for cancellation (x) have become due and payable or (y) will become due and payable at their stated maturity within one year and Pure has deposited or caused to be deposited with the trustee as funds (immediately available to the holders in the case of clause (x)) in trust for such purpose an amount which, together with earnings thereon, will be sufficient to pay and discharge the entire indebtedness on such notes for principal and interest to the date of such deposit (in the case of notes which have become due and payable) or to the stated maturity, as the case may be;

       (2) Pure has paid all other sums payable by it under the indenture; and

       (3) Pure has delivered to the trustee an officers' certificate stating that all conditions precedent to satisfaction and discharge of the indenture have been complied with, together with an opinion of counsel to the same effect.

Book-Entry, Delivery and Form

   The new notes will be issued in the form of one or more global notes. The global notes will be deposited with, or on behalf of, The Depository Trust Company or DTC and registered in the name of DTC or its nominee, who will be the global notes holder. Except as set forth below, the global notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the global notes directly through DTC if they are participating organizations or "participants" in such system or indirectly through organizations that are participants in such system.

DEPOSITORY PROCEDURES

   DTC has advised us that DTC is a limited-purpose trust company that was created to hold securities for its participants and to facilitate the clearance and settlement of transactions in such securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, which we refer to as "indirect participants," that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants.

   We expect that pursuant to procedures established by DTC:

   . upon deposit of the global notes, DTC will credit the accounts of participants designated by the exchange agent with portions of the principal amount of the global notes; and

   . ownership of the new notes evidenced by the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the participants), the participants and the indirect participants.

   So long as the global notes holder is the registered owner of any new notes, the global notes holder will be considered the sole holder under the indenture of any new notes evidenced by the global notes. Beneficial owners of new notes evidenced by the global notes will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither Pure nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the new notes.

     Payments in respect of the principal of, premium, if any, interest and additional interest, if any, on any new notes registered in the name of the global notes holder on the applicable record date will be payable by the trustee to or at the direction of the global notes holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, Pure and the trustee may treat the persons in whose names new notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither Pure nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of new notes. We believe, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of new notes will be governed by standing instructions and customary practice and will be the responsibility of the participants or the indirect participants.

Certificated Notes

     The notes represented by the global notes are exchangeable for certificated notes in definitive form of like tenor as such notes in denominations of 1,000 and integral multiples thereof if

         (1) the DTC notifies Pure that it is unwilling or unable to continue as depositary for the global notes or if at any time the DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed by Pure within 90 days;

         (2) Pure in its discretion at any time determines not to have all of the notes represented by the global notes; or

         (3) an Event of Default has occurred and is continuing and the DTC so requests.

     Any note that is exchangeable pursuant to the preceding sentence is exchangeable for certified notes issuable in authorized denominations and registered in such names as the DTC shall direct. Subject to the foregoing, the global notes are not exchangeable, except for global notes of the same aggregate denomination to be registered in the name of the DTC or its nominee.

     Neither Pure nor the trustee shall be liable for any delay by the DTC or any participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from the DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

Same-Day Payment

     The indenture requires that payments in respect of notes (including principal, premium and interest) be made by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

Governing Law

     The indenture is, and the notes will be, governed by the laws of the State of New York.

The Trustee

     First Union National Bank is the trustee under the indenture. Its address is First Union National Bank, Corporate Trust Group, 5847 San Felipe, Suite 1050, Houston, Texas 77057. Pure has also appointed the trustee as the initial registrar and as initial paying agent under the indenture.

     The indenture contains certain limitations on the right of the trustee, should it become a creditor of Pure, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act of 1939, as amended), it must eliminate such conflict or resign.

     The indenture provides that in case an Event of Default shall occur (and be continuing), the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will be under no obligation to exercise any of its powers under the indenture at the request of any of the holders of the notes, unless such holders shall have offered the trustee indemnity reasonably satisfactory to it.

           MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the notes by holders thereof, and the exchange of the notes by such holder for Exchange Notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings and judicial decisions as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the "IRS") or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

     This summary assumes that the notes are held as capital assets and holders are initial purchasers of the notes who purchased the notes at their initial offering price. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to a holder's particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

     .   holders subject to the alternative minimum tax;

     .   banks;

     .   tax-exempt organizations;

     .   insurance companies;

     .   dealers in securities or commodities;

     . traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

     .   financial institutions;

     .   holders whose "functional currency" is not the U.S. dollar;

     . persons that will hold the notes as a position in a hedging transaction, "straddle", "conversion transaction" or other risk reduction transaction; or

     . persons deemed to sell the notes under the constructive sale provisions of the Code.

     If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor.

     THIS SUMMARY OF CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences to U.S. Holders

     The following is a summary of the United States federal tax consequences that will apply to you if you are a U.S. holder of the notes. Certain consequences to "non-U.S. holders" of the notes are described under "--Consequences to Non-U.S. Holders" below. "U.S. holder" means a beneficial owner of a note that is:

     .    a citizen or resident of the United States;

     . a corporation (or an entity that is treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

     . an estate the income of which is subject to United States federal income taxation regardless of its source; or

     . a trust that (1) is subject to the supervision of a court within the United States and that has one or more United States persons with authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

 Exchange Offer

     The new notes should not differ materially in kind or extent from the old notes and, as a result, your exchange of old notes for new notes should not constitute a taxable disposition of the old notes for United States federal income tax purposes. As a result, you should not recognize taxable income, gain or loss on such exchange, your holding period for the new notes should generally include the holding period for the notes so exchanged, and your adjusted tax basis in the new notes should generally be the same as your adjusted tax basis in the notes so exchanged.

 Payments of Interest

     Stated interest on the notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

 Amortizable Bond Premium

     Generally, if you purchase a note for an amount that exceeds the sum of all amounts payable on the note after the purchase date other than stated interest, you will be considered to have purchased the note at a premium. You generally may elect to amortize the premium over the remaining term (or an applicable call date as discussed below) of the note on a yield to maturity basis. The amortizable bond premium is treated as an offset to interest income on the note for United States federal income tax purposes. If you elect to amortize bond premium, you must reduce your tax basis in the note by the deductions allowable for amortizable bond premium. An election to amortize bond premium is revocable only with the consent of the IRS and applies to all obligations owned or acquired by you on or after the first day of the taxable year to which the election applies. We may redeem the notes at any time, as described in this prospectus under "Description of the NotesCOptional Redemption." You will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. If a note purchased at a premium is redeemed before its maturity and you have elected to deduct the bond premium, you may be permitted to deduct any remaining unamortized bond premium as an ordinary loss in the taxable year of the redemption.

     If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note.

 Market Discount

     If you purchase a note for less than its principal amount, the difference will be treated as a "market discount" for U.S. federal income tax purposes unless the difference is a de minimis amount. Under the market discount rules, you will be required to treat any principal payment on a note, or any gain on its sale, exchange, retirement or other disposition, as ordinary income to the extent of the accrued market discount that was not previously included in gross income. If the note is disposed of in a non-taxable transaction (other than a non-recognition transaction described in Section 1276 of the Code), accrued market discount will be taxable to you as ordinary income as if you had sold the note at its fair market value. In addition, you may be required to defer, until the maturity of a note or its earlier disposition (including a non-taxable transaction other than a transaction described in Section 1276 of the Code), the deduction of all or a portion of the interest expense in respect of any indebtedness incurred or maintained to purchase or carry the note. Market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the note unless you elect to accrue market discount on a constant interest rate basis.

     You may elect to include market discount in gross income as the discount accrues, either on a straight-line basis or on a constant interest rate basis. This current inclusion election, once made, applies to all market discount obligations acquired by you on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If you make such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such debt instruments and on any partial principal payment with respect to the notes, and the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry such debt instruments, would not apply.

 Sale, Exchange or Disposition of Notes

     Subject to the discussion of the exchange offer above, you will generally recognize gain or loss upon the sale, exchange or other disposition of a note equal to the difference between the amount realized upon the sale, exchange or other disposition (less an amount attributable to any accrued stated interest not previously included in income, which will be taxable as interest income) and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally equal the amount you paid for the note, as adjusted by the bond premium and market discount rules described above. Any gain or loss recognized on a disposition of the note will be capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will generally be subject to tax at a maximum rate of 20%. Your ability to deduct capital losses may be limited.

 Information Reporting and Backup Withholding

     In general, information reporting requirements will apply to certain payments of principal and interest on the notes and the proceeds of sale of a note unless you are an exempt recipient (such as a corporation). A 30.5% backup withholding tax will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the IRS that you are subject to backup withholding.

     Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Consequences to Non-U.S. Holders

     The following is a summary of the United States federal tax consequences that will apply to you if you are a non-U.S. holder of notes. The term "non-U.S. holder" means a beneficial owner of a note that is not a U.S. holder.

     Special rules may apply to certain non-U.S. holders such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies." Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

 Payments of Interest

     The 30% United States federal withholding tax will not apply to any payment to you of principal or interest on a note provided that:

     . you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

     . you are not a controlled foreign corporation that is related to us through stock ownership; and

     . (a) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an IRS Form W-8BEN) or (b) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the note on your behalf and certifies, under penalties of perjury, that it has received IRS Form W-8BEN from you or from another qualifying financial institution intermediary, and provides a copy of the IRS Form W-8BEN. If you hold your notes through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

     If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

     If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, you will be required to pay United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax provided the certification requirement described above is met) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest that is effectively connected with your conduct of a trade or business in the United States will be included in earnings and profits.

 Sale, Exchange or Disposition of Notes

     Any gain realized upon the sale, exchange or other disposition of a note (except with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to United States federal income tax unless:

     . that gain is effectively connected with your conduct of a trade or business in the United States;

     . you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

     . you are subject to Code provisions applicable to certain United States expatriates.

     A holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the sale, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower applicable treaty rate if so specified by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States.

 United States Federal Estate Tax

     The United States federal estate tax will not apply to the notes owned by you at the time of your death, provided that (1) you do not own actually or constructively 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the Treasury Regulations) and (2) interest on the note would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States.

 Information Reporting and Backup Withholding

     The amount of interest paid to you on the note and the amount of tax withheld, if any, will generally be reported to you and the IRS. You will generally not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge that you are a United States person and you have made appropriate certifications as to your foreign status, or you otherwise establish an exemption.

     You will generally not be subject to backup withholding or information reporting with respect to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a foreign "broker" (as defined in applicable Treasury Regulations). However, if such a broker:

     . derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States,

     . is a controlled foreign corporation for United States federal income tax purposes, or

     . is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a United States trade or business, then you will be subject to information reporting, but not backup withholding unless such broker has documentary evidence in its records that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption. You will be subject to backup withholding and information reporting with respect to any payment of the proceeds of a sale of a note effected by the United States office of a broker unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption.

     Any amounts witheld under the backup witholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.


                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading
activities.  We have agreed that, until                , 200   ,  which is 90
days after the effective date of the registration statement, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Until                 , 200   , we will promptly send additional copies of
this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us before using this prospectus in connection with the sales or transfer of the new notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which:

     .   makes any statement in this prospectus untrue in any material respect;

     . requires the making of any changes in this prospectus to make the statements in this prospectus not misleading; or

     . may impose upon us disclosure obligations that may have a material adverse effect on us,

which notice we agree to deliver promptly to the broker-dealer, the broker dealer will suspend use of this prospectus until we have notified the broker dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to this prospectus to the broker-dealer.


                                 LEGAL MATTERS

     Thompson & Knight L.L.P., Dallas, Texas, will pass upon certain legal matters relating to the issuance of the notes.


                                    EXPERTS

     The consolidated financial statements of Pure as of and for the year ended December 31, 2000, have been incorporated by reference in this registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, the report from Form 10-K having been updated in Pure's current report on Form 8-K dated September 13, 2001, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Pure (formerly "Union Oil's Permian Basin business unit") as of December 31, 1999 and for the years ended December 31, 1999 and 1998, incorporated in this prospectus by reference to Pure's Current Report on Form 8-K dated September 13, 2001, and the financial statements of Pure for the same periods incorporated in this prospectus by reference to Pure's Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The statements of revenues and direct operating expenses of the oil and gas properties we acquired from International Paper Company and its affiliates for the years ended December 31, 2000, 1999 and 1998, have been incorporated by reference in this registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, as stated in their report incorporated by reference herein and given upon the authority of said firm as experts in accounting and auditing.

     The financial statements and the related financial statement schedules incorporated in this prospectus by reference from Hallwood Energy Corporation's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                   ENGINEERS

     Some of the estimates of Pure's oil and gas reserves included and incorporated by reference in this document were based upon engineering evaluations prepared by Netherland, Sewell & Associates, Inc., independent petroleum consultants. Netherland evaluated properties representing approximately 75% of Pure's total proved reserves for the year ended December 31, 2000 (which did not historically include International Paper or Hallwood properties). These estimates are included or incorporated by reference in reliance on the authority of such firm as experts in such matters.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy such material at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from the SEC's web site at www.sec.gov.

     Our common stock is quoted on the New York Stock Exchange. You may inspect reports and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC's rules allow us to "incorporate by a reference" into this prospectus the information we file with the SEC under the Securities Exchange Act of 1934. This means that we are disclosing important information to you by referring you to those filings. The information we incorporate by reference is considered a part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede this information. Any information which is subsequently modified or superseded will not constitute a part of this offering memorandum, except as so modified or superseded. We incorporate by reference the documents listed below and any future filing we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus.

     We incorporate by reference in this prospectus the following documents filed by us with the SEC:

     . our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001;

     . our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001;

     .   our Annual Report on Form 10-K for the year ended December 31, 2000;

     . our Current Reports on Form 8-K filed with the SEC on the following dates:

         - February 15, 2001, as amended by an amendment thereto filed on April 16, 2001; and

         - May 23, 2001, as amended by an amendment thereto filed on June 1, 2001; and

         -   September 14, 2001.

     We also incorporate by reference in this offering circular the following items filed by Hallwood Energy Corporation with the SEC:

     . Parts I and II of Hallwood's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, including Consolidated Financial Statements of Hallwood as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 (together with the related notes and report of independent auditors); and

     . Hallwood's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, including Hallwood's unaudited consolidated financial statements as of March 31, 2001 and for the three months ended March 31, 2001 and 2000 (together with the related notes).

     Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material at the following address and telephone number:

                             Pure Resources, Inc.
       Attention:  Vice President-Administration and Corporate Secretary
                               500 West Illinois
                             Midland, Texas  79701
                                (915) 498-8600

                         GLOSSARY OF OIL AND GAS TERMS

   "Bbl" or "barrel" means 42 U.S. gallons.

   "Bcf" means billion cubic feet of natural gas.

   "Bcfe" means billion equivalent cubic feet of natural gas, calculated by converting oil to equivalent Mcf at a ratio of 6 Mcf to 1 Bbl of oil.

   "BOE" means equivalent barrels of oil, calculated at a ratio of 6 Mcf to 1 Bbl of oil.

   "Completion" means the installation of permanent equipment for the production of oil or gas.

   "Gross," when used with respect to acres or wells, refers to the total acres or wells in which Pure has a working interest.

   "Horizontal drilling" means a drilling technique that permits the operator to contact and intersect a larger portion of the producing horizon than conventional vertical drilling techniques and can result in both increased production rates and greater ultimate recoveries of hydrocarbons.

   "MBbls" means thousand barrels.

   "Mcf" means thousand cubic feet.

   "Mcfe" means thousand equivalent cubit feet of natural gas, calculated by converting oil to equivalent Mcf at a ratio of 6 Mcf to 1 Bbl of oil.

   "MMBbls" means million of barrels.

   "MMBOE" means millions of equivalent barrels of oil, calculated at a ratio of 6 Mcf to 1 Bbl of oil.

   "MMcf" means million cubic feet of natural gas.

   "MMcfe" means million cubic feet equivalent, determined using the ratio of 6 Mcf of natural gas to 1 Bbl of oil.

   "Net," when used with respect to acres or wells, refers to gross acres of wells multiplied, in each case, by the percentage working interest owned by Pure.

   "Oil" means crude oil or condensate.

   "Operator" means the individual or company responsible for the exploration, development, and production of an oil or gas well or lease.

     "Proved developed reserves" means reserves that can be expected to be recovered through existiong wells with existing equipment and operating methods recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery will be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

     "Proved reserves" means the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

     i. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

     ii. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

     iii. Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids that may be recovered from oil shales, coal, gilsonite and other such sources.

     "Recompletion" means the completion for production of an existing well bore in another formation from that in which the well has been previously completed.

     "Reserves" means proved reserves.

     "Royalty" means an interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

     "3-D seismic" means seismic data that are acquired and processed to yield a three-dimensional picture of the subsurface.

     "SEC 10% present value" means the pretax present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with SEC guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

     "Standardized measure of discounted future net cash flows" is the SEC 10% present value defined above, less applicable income taxes.

     "Tertiary recovery" means enhanced recovery methods for the production of oil or gas. Enhanced recovery of crude oil requires a means for displacing oil from the reservoir rock, modifying the properties of the fluids in the reservoir and/or the reservoir rock to cause movement of oil in an efficient manner, and providing the energy and drive mechanism to force its flow to a production well. Pure injects chemicals or energy as required for displacement and for the control of flow rate and flow pattern in the reservoir, and a fluid drive is provided to force the oil toward a production well.

     "Working interest" means an interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties. For example, the owner of a 100% working interest in a lease burdened only by a landowner's royalty of 12.5% would be required to pay 100% of the costs of a well but would be entitled to retain 87.5% of the production.

   "Workover" means operations on a producing well to restore or increase production.

================================================================================

                   Offer to Exchange all of Our Outstanding
                       7 1/8% Senior Notes due 2011 for
           7 1/8% Senior Notes due 2011, Which Have Been Registered
                       Under the Securities Act of 1933

                                      of

                          [PURE RESOURCES, INC. LOGO]


                             Pure Resources, Inc.



                          __________________________

                                  PROSPECTUS
                          __________________________



                           __________________, 2001


================================================================================

     No person has been authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by Pure. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Pure since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date. This prospectus does not constitute an offer to sell nor or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

   Item 20.  Indemnification of Directors and Officers.

   Set forth below is a description of certain provisions of the articles of incorporation and bylaws of us and the corporate guarantors and the partnerships agreement or operating agreement of our non-corporate guarantors. These descriptions are intended as a summary only and are qualified in their entirety to the appropriate articles of incorporation, bylaws, partnership agreements, operating agreements and state law.

   (a)  Pure.

   Section 102(b) of the Delaware General Corporation Law ("DGCL") allows a corporation to include in its certificate of incorporation a provision to eliminate or limit the personal liability of a director to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the registrant or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of a law, willfully or negligently authorized the unlawful payment of a dividend or approved an illegal stock repurchase (as provided in Section 174 of the DGCL) or obtained an improper personal benefit. Our certificate of incorporation contains provisions that eliminate directors' personal liability, in certain circumstances, as set forth below.

   Our certificate of incorporation provides that a director will not be personally liable to the registrant or its stockholders for monetary damages for breach of duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

   Our certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of Pure, or serves, in any capacity, any corporation, partnership or other entity in which Pure has a partnership or other interest, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by Pure to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in case of any such amendment, only to the extent that such amendment permits Pure to provide broader indemnification rights than said law permitted Pure to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

   We also maintain officers' and directors' liability insurance for the benefit of our officers and directors and the officers and directors of the subsidiary guarantors.

   (b)  The Guarantors.

   The certificate of incorporation of each of Titan Exploration, Inc., Pure Resources I, Inc., and HEC Petroleum, Inc. provides, consistent with the provisions of the Delaware General Corporation Law, that no director of such respective corporation will be personally liable to the respective corporation or any of their respective stockholders for monetary damages arising from the director's breach of fiduciary duty as a director. This does not apply, however, with respect to any action for unlawful payments of dividends, stock purchases or redemptions, nor does it apply if the director (i) has breached his duty of loyalty to the respective corporation and its respective stockholders; (ii) does not act or, in failing to act, has not acted in good faith; (iii) has acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, has acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) has derived an improper personal benefit. The provisions of each certificate of incorporation eliminating liability of directors for monetary damages do not affect the standard of conduct to which directors must adhere, nor do such provisions affect the availability of equitable relief. In addition, such limitations on personal liability do not affect the availability of monetary damages under claims based on federal law.

   The bylaws of Titan Exploration, Inc., Pure Resources I, Inc. and HEC Petroleum, Inc. each provide for indemnification of the officers and directors of each of such respective corporation to the fullest extent permitted by the Delaware General Corporation Law.

   The articles of incorporation of Pure Resources Holdings, Inc. provide, consistent with the provisions of the Nevada Revised Statutes, that no director of the Pure Resources Holdings, Inc. will be personally liable to Pure Resources Holdings, Inc. or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director. This does not apply, however, with respect to any action for unlawful payments of dividends, stock purchases or redemptions, nor does it apply if the director has acted in a manner involving intentional misconduct, fraud, or a knowing violation of law or, in failing to act, has acted in a manner involving intentional misconduct, fraud, or a knowing violation of law. The provisions of the articles of incorporation eliminating liability of directors for monetary damages do not affect the standard of conduct to which directors must adhere, nor do such provisions affect the availability of equitable relief. In addition, such limitations on personal liability do not affect the availability of monetary damages under claims based on federal law.

   The bylaws of Pure Resources Holdings, Inc. provide for indemnification of the officers and directors of the Pure Resources Holdings, Inc. to the fullest extent permitted by law.

   The limited partnership agreement of Pure Resources, L.P. provides that, to the fullest extent allowed by the Texas Revised Limited Partnership Act (the "TRLPA"), Pure Resources, L.P. shall indemnify its general partner and officers for acts or omissions performed or omitted in good faith, unless such acts or omissions were the result of gross negligence, willful misconduct, a breach of a fiduciary duty, or a breach of the express terms of the limited partnership agreement.

   The limited partnership agreement of HEP Partners, L.P. provides that, to the fullest extent permitted by law, HEP Partners, L.P. shall indemnify and hold harmless its general partner, directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities, joint and several, expenses, judgments, fines, settlements and other amounts arising from any and all claims, costs, demands, actions , suits or proceedings, civil, criminal, administrative or investigative, in which any of them may be involved, or threatened to be involved, as a party or otherwise by reason of their status as the general partner or a director, officer, employee or agent of its general partner in its management of the affairs of HEP Partners, L.P., or, at the request of HEP Partners, L.P., as a general partner, director, officer, employee or agent of another entity or enterprise, or which relate to the HEP Partners, L.P., its property, business or affairs if (i) such party acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of HEP Partners, L.P., and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The indemnification provisions do not permit indemnification if the indemnified party's conduct constituted gross negligence or willful or wanton misconduct.

   The limited liability company agreement for each of Pure GP, LLC and HEP Pure Acquisition, LLC (the "Delaware Limited Liability Company Guarantors") provides, to the fullest extent allowed by the Delaware Limited Liability Company Act, that the company shall indemnify and hold harmless its respective managers from and against any and all claims and demands whatsoever, including, without limitation, claims and demands for any debt, liability, contract, or other obligation of the respective Delaware Limited Liability Company Guarantors.

   The limited liability company agreement for each of the Delaware Limited Liability Company Guarantors provides, to the fullest extent permitted by law, that the company shall indemnify and hold harmless the officers of the company from and against any and all claims and demands whatsoever, arising out of or in any way relating to their positions as officers or the performance of their duties, except to the extent such claim or demand results from an officer's gross negligence or willful misconduct.

   The articles of organization of Pure Resources Holdings, LLC provides, to the fullest extent allowed by Nevada law, that Pure Resources Holdings, LLC shall indemnify and hold harmless its respective managers and officers in any action, suit, or proceeding by reason of the fact the he is or was a manager or officer of the company.

   The limited liability company agreement of Pure Resources Holdings, LLC provides, to the fullest extent allowed by law, that the company shall indemnify and hold harmless its managers from and against any and all claims and demands whatsoever, including, without limitation, claims and demands for any debt, liability, contract, or other obligation of the company.

   The limited liability company agreement of Pure Resources Holdings, LLC provides, to the fullest extent permitted by law, that the company shall indemnify and hold harmless the officers of the company from and against any and all claims and demands whatsoever, arising out of or in any way relating to their positions as officers or the performance of their duties, except to the extent such claim or demand results from an officer's gross negligence or willful misconduct.

   The operating agreement of HEC La Plata, LLC provides, to the fullest extent permitted by law, the company shall indemnify the managers for and hold them harmless from any liability, loss, damage, or expense incurred in connection with the ordinary and proper conduct of the company's business and the preservation of its business and property, or by reason of the fact that such person is or was a manager, provided the manager acted in good faith and in a manner consistent with the operating agreement. The operating agreement of HEC La Plata, LLC provides, to the fullest extent permitted by law, that the company shall indemnify its employees and other agents who are not managers, provided that such indemnification in any given situation is approved by the managers.

   The limited liability company agreement of La Plata Associates, LLC provides, to the fullest extent permitted by law, that the company shall indemnify and hold harmless each member, manager, officer, employee, and agent from any and all claims, costs, demands, actions, suits, or proceedings by reason of its status as (i) a member of the company; (ii) the manager of the company; (iii) an officer, employee, or agent of the company.

Item 21.  Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this Registration Statement:

Number                     Exhibit
------                     -------

   4.1 Indenture, dated as of June 8, 2001, among Pure Resources, Inc., the guarantors named therein and and First Union National Bank, as trustee, relating to $350,000,000 aggregate principal amount of Series A and Series B 7 1/8% Notes Due June 15, 2011 (filed as Exhibit 10.9 to Pure's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and incorporated herein by reference).

   4.2    Form of 7 1/8% Series B Note due June 15, 2011 (included in Exhibit
          4.1).

   4.3 Registration Rights Agreement, dated June 5, 2001, by and among Pure Resources, Inc., the guarantors named therein and Credit Suisse First Boston Corporation, First Union Securities, BNP Paribas Securities Corp., Fleet Securities, Inc., Credit Lyonnais Securities (USA) Inc., BNY Capital Markets, Inc., and Wells Fargo Brokerage, LLC (filed as
          Exhibit 10.10 to Pure's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and incorporated herein by reference).

   4.4 Purchase Agreement dated June 5, 2001, by and among Pure Resources, Inc., the guarantors named therein, Credit Suisse First Boston Corporation, First Union Securities, BNP Paribas Securities Corp., Fleet Securities, Inc., Credit Lyonnais Securities (USA) Inc., BNY Capital Markets, Inc., and Wells Fargo Brokerage, LLC (filed as
          Exhibit 10.12 to Pure's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and incorporated herein by reference).

   5.1*   Opinion of Thompson & Knight L.L.P.

  12.1*   Statement re Computation of Ratios

  23.1*   Consent of KPMG LLP, independent auditors.

  23.2*   Consent of PricewaterhouseCoopers LLP, independent auditors.

  23.3*   Consent of Deloitte & Touche LLP, independent auditors.

  23.4* Consent of Netherland, Sewell & Associates, Inc., independent petroleum consultants.

  23.5* Consent of Thompson & Knight L.L.P. (contained in its opinion filed as Exhibit 5.1).

  24.1* Power of attorney of Pure and each subsidiary guarantor (included on the signature page of this Registration Statement).

  25.1* Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939 of First Union National Bank.

  99.1*   Form of Letter of Transmittal.

  99.2*   Form of Notices of Guaranteed Delivery.

  99.3* Form of Letter to Beneficial Holders and Instructions to Registered Holder.

  99.4*   Form of Letter to Registered Holders and DTC Participants.

  99.5*   Form of Guidelines for Certification.
  __________________________
  *       Filed herewith.

   Item 22.  Undertakings.

     (a)  The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the act, and will be governed by the final adjudication of such issue.

     (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrants hereby undertake to supply by means of a posteffective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of each registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (f) The registrants undertake that every prospectus: (i) that is filed pursuant to paragraph (e) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas (or, in the case of Pure Resources Holdings, Inc. and Pure Resources Holdings, LLC, in Oxnard, California by Mr. Hightower and in Las Vegas, Nevada by Mr. Klumpp, on the 19th day of September, 2001.

                              PURE RESOURCES, INC.


                              By: /s/ William K. White
                                 -----------------------------------------------
                                 William K. White
                                 Vice President, Finance and Chief Financial
                                 Officer

                                  TITAN EXPLORATION, INC.
                                  PURE RESOURCES I, INC.
                                  HEC PETROLEUM, INC.
                                  PURE GP, LLC
                                  HEP PURE ACQUISITION, LLC


                                  By: /s/ William K. White
                                     -------------------------------------------
                                     William K White
                                     Vice President

                                  PURE RESOURCES HOLDINGS, INC.
                                  PURE RESOURCES HOLDINGS, LLC


                                  By: /s/ Richard Klumpp
                                     -------------------------------------------
                                     Richard Klumpp
                                     Vice President

                              PURE RESOURCES, L.P.
                              PK I, L.P.
                              PK II, L.P.
                              PK III, L.P.
                              PK IV, L.P.


                              By:  PURE RESOURCES I, INC.,
                                   its general partner

                                   By: /s/ William K. White
                                      ------------------------------------------
                                      William K. White
                                      Vice President

                              HEP PURE, LP


                              By:  PURE GP, LLC., its general partner

                                   By: /s/ William K. White
                                      ------------------------------------------
                                      William K. White
                                      Vice President


                              HEP PARTNERS, L.P.


                              By:  HEP PURE ACQUISITION, LLC,
                                   its general partner


                                   By: /s/ William K. White
                                      ------------------------------------------
                                      William K. White
                                      Vice President


                              LA PLATA ASSOCIATES, LLC
                              HEC LA PLATA, LLC


                              By:  HEC PETROLEUM, INC., its general partner

                                   By: /s/ William K. White
                                      ------------------------------------------
                                      William K. White
                                      Vice President

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Jack Hightower and William K. White, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and for his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and any registration statement pursuant to Rule 462(b)) to this registration statement on Form S-4 and to file the same with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on September 17, 2001.

              Signature                      Title                                   Date
              ---------                      -----                                   ----
PURE RESOURCES, INC.

/s/ Jack  Hightower                     Chairman of the Board,                  September 19, 2001
----------------------------------
Jack  Hightower                         President and Chief Executive Officer
                                        (principal executive officer)


/s/ William K. White                    Vice President, Finance and             September 19, 2001
----------------------------------
William K. White                        Chief Financial Officer (principal
                                        financial and accounting officer)


/s/ George G. Staley                    Executive Vice President -              September 7, 2001
----------------------------------
George G. Staley                        Exploration and Director


/s/ Darrell Chessum                     Director                                September 7, 2001
----------------------------------
Darrell Chessum


/s/ Keith A. Covington                  Director                                September 19, 2001
----------------------------------
Keith A. Covington


/s/ Graydon H. Laughbaum, Jr.           Director                                September 19, 2001
----------------------------------
Graydon H. Laughbaum, Jr.

/s/ Timothy H. Ling                     Director                           September 19, 2001
----------------------------------
Timothy H. Ling



/s/ H D Maxwell                         Director                           September 19, 2001
----------------------------------
H D Maxwell




/s/ Herbert C. Williamson, III          Director                           September 9, 2001
----------------------------------
Herbert C. Williamson, III


      TITAN EXPLORATION, INC.

/s/ Jack  Hightower                     President and Director             September 19, 2001
----------------------------------      (principal executive officer)
Jack  Hightower



/s/ Darrell Chessum                     Director                           September 19, 2001
----------------------------------
Darrell Chessum


/s/ William K. White                    Vice President                     September 19, 2001
----------------------------------      (principal financial
William K. White                        and accounting officer)


      PURE RESOURCES HOLDINGS, INC.

/s/ Jack  Hightower                     President and Director             September 19, 2001
----------------------------------      (principal executive officer)
Jack  Hightower



/s/ Richard Klumpp                      Vice President, Secretary,         September 19, 2001
----------------------------------      Treasurer and Director
Richard Klumpp                          (principal financial
                                        and accounting officer)


      PURE RESOURCES I, INC. (which serves as general partner for the following entities which have no officers:
      Pure Resources, L.P., PK I, L.P., PK II, L.P., PK III, L.P. and PK IV,
      L.P.)

/s/ Jack Hightower                      President and Director                  September 19, 2001
----------------------------------      (principal executive officer)
Jack Hightower


/s/ William K. White                    Vice President                          September 19, 2001
----------------------------------      (principal financial
William K. White                        and accounting officer)


      PURE GP, LLC (which serves as general partner for the following entity which has no officers: HEP Pure, L.P.)

/s/ Jack Hightower                      President and Manager                   September 19, 2001
----------------------------------      (principal executive officer)
Jack Hightower


/s/ William K. White                    Vice President                          September 19, 2001
----------------------------------      (principal financial
William K. White                        and accounting officer)


      PURE RESOURCES HOLDINGS, LLC

/s/ Jack Hightower                      President and Manager                   September 19, 2001
----------------------------------      (principal executive officer)
Jack Hightower



/s/ Richard Klumpp                      Vice President, Secretary,              September 19, 2001
----------------------------------      Treasurer and Manager
Richard Klumpp                          (principal financial
                                        and accounting officer)

      HEC PETROLEUM, INC. (which serves as manager for the following entities which have no officers: La Plata Associates, LLC and HEC La Plata, LLC)

/s/ Jack Hightower                      President and Director                  September 19, 2001
----------------------------------      (principal executive officer)
Jack Hightower


/s/ William K. White                    Vice President                          September 19, 2001
----------------------------------      (principal financial
William K. White                        and accounting officer)


     HEC ACQUISITION, LLC (which serves as general partner for the following entity which has no officers: HEP Partners, L.P.)

/s/ Jack Hightower                      President and Manager                   September 19, 2001
----------------------------------      (principal executive officer)
Jack Hightower


/s/ William K. White                    Vice President                          September 19, 2001
----------------------------------      (principal financial
William K. White                        and accounting officer)


                               INDEX TO EXHIBITS


   Exhibit
   Number                      Description of Exhibit
   ------                      ----------------------

     4.1 Indenture, dated as of June 8, 2001, among Pure Resources, Inc., the guarantors named therein and and First Union National Bank, as trustee, relating to $350,000,000 aggregate principal amount of Series A and Series B 7 1/8% Notes Due June 15, 2011 (filed as
             Exhibit 10.9 to Pure's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and incorporated herein by reference).

     4.2     Form of 7 1/8% Series B Note due June 15, 2011 (included in Exhibit
             4.1).

     4.3 Registration Rights Agreement, dated June 5, 2001, by and among Pure Resources, Inc., the guarantors named therein and Credit Suisse First Boston Corporation, First Union Securities, BNP Paribas Securities Corp., Fleet Securities, Inc., Credit Lyonnais Securities (USA) Inc., BNY Capital Markets, Inc., and Wells Fargo Brokerage, LLC (filed as Exhibit 10.10 to Pure's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and incorporated herein by reference).

     4.4 Purchase Agreement dated June 5, 2001, by and among Pure Resources, Inc., the guarantors named therein, Credit Suisse First Boston Corporation, First Union Securities, BNP Paribas Securities Corp., Fleet Securities, Inc., Credit Lyonnais Securities (USA) Inc., BNY Capital Markets, Inc., and Wells Fargo Brokerage, LLC (filed as
             Exhibit 10.12 to Pure's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and incorporated herein by reference).

     5.1*    Opinion of Thompson & Knight L.L.P.

     12.1*   Statement re Computation of Ratios

     23.1*   Consent of KPMG LLP, independent auditors.

     23.2*   Consent of PricewaterhouseCoopers LLP, independent auditors.

     23.3*   Consent of Deloitte & Touche LLP, independent auditors.

     23.4* Consent of Netherland, Sewell & Associates, Inc., independent petroleum consultants.

     23.5* Consent of Thompson & Knight L.L.P. (contained in its opinion filed as Exhibit 5.1).

     24.1* Power of attorney of Pure and each subsidiary guarantor (included on the signature page of this Registration Statement).

     25.1* Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939 of First Union National Bank.

     99.1*   Form of Letter of Transmittal.

     99.2*   Form of Notices of Guaranteed Delivery.

     99.3* Form of Letter to Beneficial Holders and Instructions to Registered Holder.

     99.4*   Form of Letter to Registered Holders and DTC Participants.

     99.5*   Form of Guidelines for Certification.

     __________________________
     *       Filed herewith.